UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.    )
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NIKE, INC.
(Name of registrant as specified in its charter)
(Name of person(s) filing proxy statement, if other than the registrant)

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MESSAGE FROM OUR
CHAIRMAN

DEAR FELLOW SHAREHOLDERS:
At Nike, we strive to bring innovation and inspiration to every athlete in the world. As a company, we have passion for sport, for authenticity, and for relentless self-improvement. And as a Board, we bring that same passion to corporate governance. Because strong governance helps us to ensure that Nike is creating long-term value for shareholders - responsibly and sustainably.
We are on the offense always at Nike. From a corporate governance perspective, that means we are committed to assessing and refreshing the Board and its committees on an ongoing basis. That’s why we added three new independent directors to the Board in the last two fiscal years. These individuals bring a wide range of strengths, including financial expertise, digital fluency, background in academia, and human resources and governance experience.
In fiscal 2019, we also assessed and enhanced our committee charters. Specifically, we updated our Corporate Responsibility, Sustainability & Governance Committee charter to more explicitly highlight the committee’s continuing oversight of our integrated Purpose Offense, a unified approach to our focus on and commitment to sustainability, social and community impact, and diversity and inclusion.
You may notice a new look to this year’s proxy statement. For example, we have added a director skills matrix to highlight the diverse and complementary experiences and backgrounds of our director nominees, in addition to formatting updates to make the proxy statement easier to read. This is the first step in a multi-year process intended to enhance communication with our shareholders through our annual report.
We are pleased to invite you to attend the Annual Meeting of Shareholders of NIKE, Inc. to be held at the Tiger Woods Conference Center, One Bowerman Drive, Beaverton, Oregon 97005-6453, on Thursday, September 19, 2019, at 10:00 A.M. Pacific Time. Registration will begin at 9:00 A.M. We look forward to welcoming many of you at our annual meeting. Whether or not you plan to attend, the prompt execution and return of your proxy card will both assure that your shares are represented at the meeting and minimize the cost of proxy solicitation. Thank you for your continued support.
Sincerely,
MARK G. PARKER, CHAIRMAN
“As a company, we have passion for sport, for authenticity, and for relentless self-improvement. And as a Board, we bring that same passion to corporate governance.”
July 23, 2019

2019 PROXY STATEMENT 1

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS
September 19, 2019
TO THE SHAREHOLDERS OF NIKE, INC.
You are cordially invited to the Annual Meeting of Shareholders of NIKE, Inc., an Oregon corporation:

DATE AND TIME: Thursday, September 19, 2019, at 10:00 A.M. Pacific Time	LOCATION: Tiger Woods Conference Center One Bowerman Drive Beaverton, Oregon 97005-6453
ITEMS OF BUSINESS:

PROPOSAL			PAGE REFERENCE
1 To elect the 12 directors named in the accompanying proxy statement for the ensuing year.			Page 5

	Class A Will elect nine directors.	Class B Will elect three directors.

Holders of Class A Stock and holders of Class B Stock will vote together as one class all other proposals.
2 To approve executive compensation by an advisory vote.			Page 27
3 To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.			Page 47
4 To transact such other business as may properly come before the meeting.
All shareholders are invited to attend the meeting. Shareholders of record at the close of business on July 19, 2019, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting. You must present identification and your proxy, voter instruction card, or meeting notice for admission.
By Order of the Board of Directors,

Ann M. Miller
Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders To Be Held on September 19, 2019. The proxy statement and NIKE, Inc.’s 2019 Annual Report to Shareholders are available online at www.investorvote.com or www.proxyvote.com, for registered and beneficial owners, respectively.

2 NIKE, INC.

2019 PROXY STATEMENT 3

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT
We are furnishing proxy materials to our shareholders primarily via the Internet by mailing a Notice of Internet Availability of Proxy Materials, or “Notice”, instead of mailing printed copies of those materials to each shareholder. The Notice directs shareholders to a website where they can access our proxy materials, including our proxy statement and our annual report, and view instructions on how to vote online or by telephone. If you would prefer to receive a paper copy of our proxy materials, please follow the instructions included in the Notice. If you have previously elected to receive our proxy materials electronically, you will continue to receive access to these materials electronically unless you elect otherwise.
The enclosed proxy is solicited by the Board of Directors (the “Board”) of NIKE, Inc. (“NIKE” or the “Company”) for use at the annual meeting of shareholders to be held on September 19, 2019, and at any adjournment thereof (the “Annual Meeting”). Our principal executive offices are located at One Bowerman Drive, Beaverton, Oregon 97005-6453. This proxy statement is first being made available to shareholders on or about August 9, 2019. Shareholders may submit a proxy to vote at the Annual Meeting by following the instructions on the Notice, online or by telephone, or (if they have received paper copies of the proxy materials) by returning a proxy card.
The Company will bear the cost of soliciting proxies. In addition to soliciting proxies by mail, certain officers and employees of the Company, without extra compensation, may also solicit proxies personally or by telephone. Copies of proxy solicitation materials will be furnished to fiduciaries, custodians, and brokerage houses for forwarding to the beneficial owners of shares held in their names.
Shares that are properly voted online or by telephone or for which proxy cards are properly executed and received by the Company prior to the Annual Meeting will be voted in accordance with the instructions specified in such proxies. Where no instructions are given, shares will be voted “FOR” the election of each of the named nominees for director (Proposal 1), “FOR” the proposal regarding an advisory vote to approve executive compensation (Proposal 2), and “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm (Proposal 3).
A shareholder giving the enclosed proxy has the power to revoke it at any time before it is exercised by affirmatively electing to vote in person at the meeting or by delivering to Ann M. Miller, Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer of NIKE, Inc., either an instrument of revocation or an executed proxy bearing a later date.
VOTING SECURITIES AND VOTE REQUIRED
Holders of record of NIKE’s Class A Common Stock (“Class A Stock”) and holders of record of NIKE’s Class B Common Stock (“Class B Stock” and together with the Class A Stock, the “Common Stock”) at the close of business on July 19, 2019 will be entitled to vote at the Annual Meeting. On that date, 315,024,752 shares of Class A Stock and 1,251,863,621 shares of Class B Stock were issued and outstanding. Neither class of Common Stock has cumulative voting rights.
Each share of Class A Stock and each share of Class B Stock is entitled to one vote on every matter submitted to the shareholders at the Annual Meeting.
A majority of the votes entitled to be cast on Proposal 1, the election of directors, by each of the Class A Stock and Class B Stock separately constitutes a quorum of Class A Stock and Class B Stock, respectively, for action on Proposal 1. The holders of Class A Stock and the holders of Class B Stock will vote separately on Proposal 1. Holders of Class B Stock are currently entitled to elect 25 percent of the Board, rounded up to the next whole number. Holders of Class A Stock are currently entitled to elect the remaining directors. Under this formula, holders of Class B Stock, voting separately, will elect three directors, and holders of Class A Stock, voting separately, will elect nine directors. Under Oregon Law and our Bylaws, if a quorum of each class of Common Stock is present at the meeting, the three director nominees who receive the greatest number of votes cast by holders of Class B Stock and the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock will be elected directors.
A majority of the votes entitled to be cast on Proposals 2 and 3 by both Class A Stock and Class B Stock together constitutes a quorum for action on those proposals. Holders of Class A Stock and holders of Class B Stock will vote together as one class on Proposals 2 and 3. If a quorum is present at the meeting, Proposals 2 and 3 will be approved if the votes cast in favor of the proposal exceeds the votes cast against the proposal.
Abstentions and broker non-votes are counted for purposes of determining whether a quorum exists. Abstentions and broker non-votes are not included as votes cast and will not affect the outcome of any of the proposals. Broker non-votes occur when a person holding shares in street name, such as through a brokerage firm, does not provide instructions as to how to vote those shares and the broker does not then vote those shares on the shareholder’s behalf.

4 NIKE, INC.

CORPORATE GOVERNANCE

PROPOSAL 1 ELECTION OF DIRECTORS

A Board of 12 directors will be elected at the Annual Meeting. Directors will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. With the exception of Mr. John W. Rogers, Jr., all of the nominees were elected at the 2018 annual meeting of shareholders. Mr. Rogers was recommended to the Corporate Responsibility, Sustainability & Governance Committee for consideration by a third-party director search firm.
Mr. Alan B. Graf, Jr., Mr. Peter B. Henry, and Ms. Michelle A. Peluso are nominated by the Board of Directors for election by the holders of Class B Stock. The other nine nominees are nominated by the Board for election by the holders of Class A Stock.
Under Oregon law and our Bylaws, if a quorum of each class of shareholders is present at the Annual Meeting, the nine director nominees who receive the greatest number of votes cast by holders of Class A Stock and the three director nominees who receive the greatest number of votes cast by holders of Class B Stock will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote. Unless otherwise instructed, proxy holders will vote the proxies they receive for the nominees listed below. If any nominee becomes unable to serve, the holders of the proxies may, in their discretion, vote the shares for a substitute nominee or nominees designated by the Board.
The Bylaws and the Corporate Governance Guidelines of the Company provide that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall tender his or her resignation for consideration by the Corporate Responsibility, Sustainability & Governance Committee. The committee will recommend to the Board the action to be taken with respect to the resignation. The Board will publicly disclose its decision within 90 days of the certification of the election results.
Background information on the nominees as of July 23, 2019, including some of the attributes that led to their selection, appears below. The Corporate Responsibility, Sustainability & Governance Committee has determined that each director meets the qualification standards described below under “Individual Board Skills Matrix - Director Nominations”. In addition, the Board firmly believes that the experience, attributes, and skills of any single director nominee should not be viewed in isolation, but rather in the context of the experience, attributes, and skills that all director nominees bring to the Board as a whole, each of which contributes to the function of an effective Board.

BOARD RECOMMENDATION
The Board of Directors recommends that the Class A Shareholders vote FOR the election of nominees to the Board of Directors	The Board of Directors recommends that the Class B Shareholders vote FOR the election of nominees to the Board of Directors

2019 PROXY STATEMENT 5

CORPORATE GOVERNANCE

NIKE, INC. BOARD OF DIRECTORS
BOARD OVERVIEW

GENDER DIVERSITY	GENDER/ETHNIC DIVERSITY	AGE	TENURE

BOARD SKILLS & EXPERIENCE DIVERSITY

DIVERSITY 6/12 Representation of a range of perspectives expands the Board’s understanding of the needs and viewpoints of consumers, employees, and other stakeholders worldwide.	FINANCIAL EXPERTISE 9/12 Financial expertise assists our Board in overseeing our financial statements, capital structure and internal controls.
CEO EXPERIENCE 6/12
CEO experience brings leadership qualifications and skills that help our Board to capably advise, support, and oversee our management team, including regarding our strategy to drive long-term value.

INTERNATIONAL 9/12
International exposure yields an understanding of diverse business environments, economic conditions, and cultural perspectives that informs our global business and strategy and enhances oversight of our multinational operations.

DIGITAL/TECHNOLOGY 6/12
Technology experience helps our Board oversee cybersecurity and advise our management team as we seek to enhance the consumer experience and further develop our multi-channel strategy.
RETAIL INDUSTRY 4/12 Retail experience brings a deep understanding of factors affecting our industry, operations, business needs, and strategic goals.

MEDIA 3/12 Media experience provides the Board with insight about connecting with consumers and other stakeholders in a timely and impactful manner.	ACADEMIA 2/12 Academia provides organizational management experience and knowledge of current issues in academia and thought leadership.	HR/TALENT MANAGEMENT 6/12 HR and talent management experience assists our Board in overseeing executive compensation, succession planning, and employee engagement.	GOVERNANCE 8/12 Public company board experience provides insight into new and best practices which informs our commitment to excellence in corporate governance.

CORPORATE GOVERNANCE HIGHLIGHTS
✓    10 out of 12 directors are expected to be independent as of the Annual Meeting
✓    Lead Independent Director with clearly defined role
✓    Refreshed Board and committee structure, with 3 new independent directors added in last two fiscal years
✓    Full Board elected annually
✓    Retirement policy generally requires that directors do not stand for election after reaching the age of 72

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CORPORATE GOVERNANCE

NOMINEES FOR ELECTION BY CLASS A SHAREHOLDERS
CATHLEEN A. BENKO

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
61	2018	Compensation	None	Converse All Star Platform Low Top and Nike AeroLayer Jacket
		SKILLS AND QUALIFICATIONS
		DIVERSITY	DIGITAL/TECHNOLOGY	HR/TALENT MANAGEMENT

		INTERNATIONAL

Ms. Benko is a former Vice Chairman and Managing Principal of Deloitte LLP (“Deloitte”), an organization that, through its subsidiaries and network of member firms, provides audit, consulting, tax, and advisory services to clients globally. During her nearly 30-year career with Deloitte, Ms. Benko held many leadership roles, several concurrent with her appointment as Vice Chairman and Managing Principal in 2011.

•	From 2015 to 2018, Ms. Benko served as Senior Partner working within the firm's “Digital Giants” practice where she was the lead advisory partner for several digital-native companies.

•	From 2010 to 2014, Ms. Benko served as Chief Digital, Brand, and Communications Officer.

•
Previous to her role as Chief Digital, Brand, and Communications Officer, Ms. Benko held multiple technology and talent management roles, including serving as the company’s first Vice Chairman and Chief Talent Officer from 2006 to 2010, its Chief Inclusion Officer from 2008 to 2010, and as Managing Principal, Initiative for the Retention and Advancement of Women, from 2003 to 2009.

•	Ms. Benko led Deloitte’s technology sector from 2003 to 2007 and was previously Deloitte’s first Global e-Business Leader, a position she held from 1998 to 2002.
Ms. Benko is chair of a Harvard Business School Advisory Council.

2019 PROXY STATEMENT 7

CORPORATE GOVERNANCE

ELIZABETH J. COMSTOCK

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
58	2011	Compensation	None	Nike Cortez and NikeLab
		SKILLS AND QUALIFICATIONS
		DIVERSITY	DIGITAL/TECHNOLOGY	MEDIA

		INTERNATIONAL

Ms. Comstock is the former Vice Chair of General Electric Company (“GE”). She led GE’s efforts to accelerate new growth and operated GE Business Innovations, which included Current, GE Lighting, GE Ventures & Licensing and GE sales, marketing and communications.

•	At GE, Ms. Comstock was appointed:

•	Senior Vice President, Chief Marketing and Commercial Officer in 2008,

•	President, NBC Universal Integrated Media in 2006,

•	Corporate Vice President and Chief Marketing Officer in 2003,

•	Vice President of Corporate Communications in 1998,

•	Senior Vice President, NBC Corporate Communications in 1996, and

•	Vice President, Communications, NBC News Communications in 1994.

•	Prior to joining GE in 1994, Ms. Comstock held a succession of positions at NBC, CBS, and Turner Broadcasting.
Ms. Comstock is a trustee of The National Geographic Society.

8 NIKE, INC.

CORPORATE GOVERNANCE

JOHN G. CONNORS

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
60	2005	Audit & Finance	Splunk, Inc.	Nike React
		SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	DIGITAL/TECHNOLOGY	GOVERNANCE

		INTERNATIONAL

Mr. Connors is a partner in Ignition Partners LLC, a Seattle-area venture capital firm.

•	Mr. Connors served as Senior Vice President and Chief Financial Officer of Microsoft Corporation (“Microsoft”) from December 1999 to May 2005.

•	Mr. Connors joined Microsoft in 1989 and held various management positions, including:

•	Vice President, Worldwide Enterprise Group in 1999,

•	Chief Information Officer from 1996 to 1999, and

•	Corporate Controller from 1994 to 1996.
Mr. Connors is a member of the Board of Directors of Splunk, Inc. In addition to this public company board service, he is also a member of the Board of Directors of privately held companies Chef, Inc., Motif Investing, Inc., ICERTIS, Inc., Tempered Networks Inc., LiveStories Inc., and KenSci Inc., and is on the Board of the Washington Policy Center.

2019 PROXY STATEMENT 9

CORPORATE GOVERNANCE

TIMOTHY D. COOK, LEAD INDEPENDENT DIRECTOR

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
58	2005	Compensation, Chair	Apple, Inc.	Nike React Element and Nike Sportswear Tech Pack Hoodie
SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	DIGITAL/TECHNOLOGY	HR/TALENT MANAGEMENT

		CEO EXPERIENCE	RETAIL INDUSTRY	GOVERNANCE

INTERNATIONAL

Mr. Cook is the Company’s Lead Independent Director and is the Chief Executive Officer of Apple, Inc. (“Apple”).

•	Mr. Cook joined Apple in March 1998 as Senior Vice President of Worldwide Operations and also served as its Executive Vice President, Worldwide Sales and Operations and Chief Operating Officer.

•	Mr. Cook was Vice President, Corporate Materials for Compaq Computer Corporation from 1997 to 1998.

•	Previous to his work at Compaq, Mr. Cook served in the positions of Senior Vice President Fulfillment and Chief Operating Officer of the Reseller Division at Intelligent Electronics from 1994 to 1997.

•	Mr. Cook also worked for International Business Machines Corporation from 1983 to 1994, most recently as Director of North American Fulfillment.
Mr. Cook is a member of the Board of Directors of Apple. In addition to this public company board service, he is also a member of the Board of Directors of the National Football Foundation.

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CORPORATE GOVERNANCE

JOHN J. DONAHOE II

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
59	2014	Audit & Finance	ServiceNow, Inc. and PayPal Holdings, Inc.	Nike Free RN Flyknit and Nike Flex Golf Pants
SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	DIGITAL/TECHNOLOGY	HR/TALENT MANAGEMENT

		CEO EXPERIENCE	RETAIL INDUSTRY	GOVERNANCE

INTERNATIONAL

Mr. Donahoe is President and Chief Executive Officer of ServiceNow, Inc.

•	From 2008 through 2015, Mr. Donahoe served as President and Chief Executive Officer of eBay, Inc. (“eBay”), provider of the global eBay.com online marketplace and PayPal digital payments platform.

•	Mr. Donahoe joined eBay in 2005 as President of eBay Marketplaces, responsible for eBay’s global e-Commerce businesses.

•	Prior to joining eBay, Mr. Donahoe was the Chief Executive Officer and Worldwide Managing Director of Bain & Company from 1999 to 2005, and a Managing Director from 1992 to 1999.
Mr. Donahoe is a member of the Board of Directors of ServiceNow, Inc. and Chairman of PayPal Holdings, Inc. In addition to this public company board service, he also serves on the Board of Trustees for The Bridgespan Group. Mr. Donahoe served on the Board of Directors of Intel Corporation from March 2009 until May 2017.

2019 PROXY STATEMENT 11

CORPORATE GOVERNANCE

TRAVIS A. KNIGHT

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
45	2015	Executive	None	Nike Air Presto
		SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	CEO EXPERIENCE	MEDIA

Mr. Knight is the President and Chief Executive Officer of the animation studio, LAIKA, LLC (“LAIKA”), which specializes in feature-length films.

•
Mr. Knight has been involved in all principal creative and business decisions at LAIKA since its founding in 2003, serving in successive management positions as Lead Animator, Vice President of Animation, and then as President and Chief Executive Officer in 2009.

•	Mr. Knight was Producer and Director of the feature film Kubo and the Two Strings (2017) which was nominated for an Academy Award and winner of the BAFTA award for Best Animated Film.

•
Mr. Knight has served as Producer and Lead Animator on Academy Award-nominated feature-length films The Boxtrolls (2014) and ParaNorman (2012), for which he won an Annie Award for Outstanding Achievement in Character Animation, and Lead Animator for Coraline (2009).

•
Prior to his work at LAIKA, Mr. Knight held various animation positions at Will Vinton Studios from 1998 to 2002, as a stop-motion animator for television series, commercials, and network promotions. He has been recognized for his work on the Emmy Award-winning stop-motion animated television series The PJs.

Mr. Knight serves on the Board of Directors of LAIKA. He is the son of NIKE’s co-founder, Mr. Philip Knight, who currently serves as Chairman Emeritus. In addition to his skills and qualifications described above, Mr. Travis Knight was selected to serve on the Board because he has a significant role in the management of the Class A Stock owned by Swoosh, LLC, strengthening the alignment of the Board with the interests of NIKE shareholders.

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CORPORATE GOVERNANCE

MARK G. PARKER, CHAIRMAN OF THE BOARD

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
63	2006	Executive, Chair	The Walt Disney Company	Couldn’t possibly pick just one
SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	INTERNATIONAL	HR/TALENT MANAGEMENT

		CEO EXPERIENCE	RETAIL INDUSTRY	GOVERNANCE

Mr. Parker is Chairman of the Board of Directors of the Company, and has served as President and Chief Executive Officer and a director since 2006. He was named Chairman of the Board in fiscal 2017.

•	Mr. Parker has been employed by NIKE since 1979 with primary responsibilities in product research, design and development, marketing, and brand management.

•	Mr. Parker was appointed:

•	President of the NIKE Brand in 2001,

•	Vice President of Global Footwear in 1998,

•	General Manager in 1993,

•	Corporate Vice President in 1989, and

•	Divisional Vice President in charge of product development in 1987.
Mr. Parker is a member of the Board of Directors of The Walt Disney Company. In addition to his skills and qualifications described above, Mr. Parker was selected to serve on the Board because his position as Chief Executive Officer makes his position as Chairman of the Board critical.

2019 PROXY STATEMENT 13

CORPORATE GOVERNANCE

JOHN W. ROGERS, JR.

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
61	2018	Corporate Responsibility, Sustainability & Governance	McDonald’s Corporation and The New York Times Company	Nike KD Sneakers
		SKILLS AND QUALIFICATIONS
		DIVERSITY	CEO EXPERIENCE	GOVERNANCE

		FINANCIAL EXPERTISE

Mr. Rogers is Chairman, Chief Executive Officer and Chief Investment Officer of Ariel Investments, LLC, a privately-held money management firm he founded in 1983, which serves individual and institutional investors through its mutual funds and separate accounts. Mr. Rogers is a Trustee of Ariel Investment Trust, the investment company consisting of the six mutual funds his firm manages.

•	In 2008, Mr. Rogers was awarded Princeton University’s highest honor, the Woodrow Wilson Award, presented each year to the alumnus whose career embodies a commitment to national service.

•	Mr. Rogers served as co-chair for the Presidential Inaugural Committee 2009, and more recently, joined the Barack Obama Foundation’s Board of Directors.
Mr. Rogers is a member of the Board of Directors of McDonald’s Corporation and The New York Times Company. In addition to this public company board service, he also serves as trustee of the University of Chicago, Rush University Medical Center, the Robert F. Kennedy Center for Justice and Human Rights, the National Association of Basketball Coaches (NABC) Foundation, Inc., and is a life trustee of the Chicago Symphony Orchestra. Mr. Rogers served on the Board of Directors of Exelon Corporation from October 2000 until April 2019.

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CORPORATE GOVERNANCE

JOHN R. THOMPSON, JR.

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
77	1991	None	None	Nike Air Force 1
		SKILLS AND QUALIFICATIONS
		DIVERSITY	ACADEMIA	HR/TALENT MANAGEMENT

		MEDIA

Mr. Thompson was head coach of the Georgetown University men’s basketball team from 1972 until 1998.

•
Mr. Thompson serves as Assistant to the President of Georgetown University for Urban Affairs and he is a past President of the National Association of Basketball Coaches and presently serves on its Board of Governors.

•	Mr. Thompson hosted a sports radio talk show in Washington, D.C. for 13 years, and is a nationally broadcast sports analyst for Turner Network Television (TNT) and Dial Global, Inc.

•	Mr. Thompson was head coach of the 1988 United States Olympic basketball team.
Mr. Thompson has honorary doctorate degrees from Wheeling Jesuit University, Georgetown University, University of the District of Columbia, and St. Peter’s College.

BOARD RECOMMENDATION
The Board of Directors recommends that the Class A Shareholders vote FOR the election of the nominees above to the Board of Directors.

2019 PROXY STATEMENT 15

CORPORATE GOVERNANCE

NOMINEES FOR ELECTION BY CLASS B SHAREHOLDERS
ALAN B. GRAF, JR.

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
65	2002	Audit & Finance, Chair	Mid-America Apartment Communities, Inc.	Nike Air Max 270
		SKILLS AND QUALIFICATIONS
		FINANCIAL EXPERTISE	INTERNATIONAL	GOVERNANCE

Mr. Graf is the Executive Vice President and Chief Financial Officer of FedEx Corporation (“FedEx”), a position he has held since 1998, and is a member of FedEx’s Executive Committee.

•	Mr. Graf joined FedEx in 1980 and was Senior Vice President and Chief Financial Officer for FedEx Express, FedEx’s predecessor, from 1991 to 1998.

•	Mr. Graf previously served on the Board of Directors of Kimball International Inc., Storage USA, Inc., and Arkwright Mutual Insurance Co.
Mr. Graf is a member of the Board of Directors of Mid-America Apartment Communities, Inc. In addition to this public company board service, he is also a director of the Indiana University Foundation and Methodist Le Bonheur Healthcare, and Chairman of the University of Memphis Board of Trustees.

16 NIKE, INC.

CORPORATE GOVERNANCE

PETER B. HENRY

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
49	2018	Corporate Responsibility, Sustainability & Governance	Citigroup Inc.	Nike Epic React
SKILLS AND QUALIFICATIONS
		DIVERSITY	INTERNATIONAL	GOVERNANCE

		FINANCIAL EXPERTISE	ACADEMIA

Mr. Henry is Dean Emeritus of New York University’s Leonard N. Stern School of Business and William R. Berkley Professor of Economics and Finance.

•	Mr. Henry assumed the Deanship of the Stern School of Business in January 2010 and served through December 2017.

•	Prior to joining Stern, Mr. Henry was the Konosuke Matsushita Professor of International Economics at the Stanford University Graduate School of Business.

•	In June 2009, President Obama appointed Mr. Henry to the President’s Commission on White House Fellowships.

•	In 2008, Mr. Henry led Barack Obama’s Presidential Transition Team in its review of international lending agencies such as the IMF and the World Bank.
Mr. Henry is a member of the Board of Directors of Citigroup Inc. In addition to this public company board service, he also serves on the Board of Directors of the National Bureau of Economic Research and the Economic Club of New York and is a member of the Council of Foreign Relations and the Economic Advisory Panel of the Federal Reserve Bank of New York. Mr. Henry served on the Board of Directors of General Electric from July 2016 until April 2018 and Kraft Foods Group, Inc. and its predecessor, Kraft Foods Inc., from May 2011 until July 2015.

2019 PROXY STATEMENT 17

CORPORATE GOVERNANCE

MICHELLE A. PELUSO

AGE	DIRECTOR SINCE	COMMITTEE	OTHER CURRENT PUBLIC DIRECTORSHIPS	FAVORITE NIKE PRODUCT(S)
47	2014	Corporate Responsibility, Sustainability & Governance, Chair	None	Nike Dunk Sky Hi Wedge and Nike Elevate Shorts
SKILLS AND QUALIFICATIONS
		DIVERSITY	INTERNATIONAL	HR/TALENT MANAGEMENT

		FINANCIAL EXPERTISE	DIGITAL/TECHNOLOGY	GOVERNANCE

		CEO EXPERIENCE	RETAIL INDUSTRY

Ms. Peluso is Senior Vice President Digital Sales and Chief Marketing Officer at IBM.

•
Ms. Peluso served as Chief Executive Officer of online shopping destination Gilt Groupe, Inc. (“Gilt”) from 2013 until its sale to Hudson’s Bay Company in February 2016, and was on Gilt’s Board of Directors from 2009 to 2016.

•	Prior to joining Gilt in 2013, Ms. Peluso served as Global Consumer Chief Marketing and Internet Officer of Citigroup Inc. from 2009 to 2013.

•
From 2002 to 2009, Ms. Peluso held senior management positions at Travelocity.com LP (“Travelocity”), being appointed Chief Operating Officer in 2003, and President and Chief Executive Officer in December 2003.

•	Prior to joining Travelocity, in 1999 Ms. Peluso founded Site59, an online travel site, serving as its Chief Executive Officer until its acquisition by Travelocity in 2002.
Ms. Peluso is a director of the nonprofit TechnoServe.

BOARD RECOMMENDATION
The Board of Directors recommends that the Class B Shareholders vote FOR the election of the nominees above to the Board of Directors.

18 NIKE, INC.

CORPORATE GOVERNANCE

INDIVIDUAL BOARD SKILLS MATRIX

EXPERIENCE, EXPERTISE, OR ATTRIBUTES	BENKO	COMSTOCK	CONNORS	COOK	DONAHOE	GRAF	HENRY	KNIGHT	PARKER	PELUSO	ROGERS	THOMPSON
DIVERSITY Representation of a range of perspectives expands the Board’s understanding of the needs and viewpoints of consumers, employees, and other stakeholders worldwide.	✓	✓					✓			✓	✓	✓
FINANCIAL EXPERTISE Financial expertise assists our Board in overseeing our financial statements, capital structure and internal controls.			✓	✓	✓	✓	✓	✓	✓	✓	✓

CEO EXPERIENCE
CEO experience brings leadership qualifications and skills that help our Board to capably advise, support, and oversee our management team, including regarding our strategy to drive long-term value.
				✓	✓			✓	✓	✓	✓

INTERNATIONAL
International exposure yields an understanding of diverse business environments, economic conditions, and cultural perspectives that informs our global business and strategy and enhances oversight of our multinational operations.
	✓	✓	✓	✓	✓	✓	✓		✓	✓

DIGITAL/TECHNOLOGY
Technology experience helps our Board oversee cybersecurity and advise our management team as we seek to enhance the consumer experience and further develop our multi-channel strategy.
	✓	✓	✓	✓	✓					✓
RETAIL INDUSTRY Retail experience brings a deep understanding of factors affecting our industry, operations, business needs, and strategic goals.				✓	✓				✓	✓
MEDIA Media experience provides the Board with insight about connecting with consumers and other stakeholders in a timely and impactful manner.		✓						✓				✓
ACADEMIA Academia provides organizational management experience and knowledge of current issues in academia and thought leadership.							✓					✓
HR/TALENT MANAGEMENT HR and talent management experience assists our Board in overseeing executive compensation, succession planning, and employee engagement.	✓			✓	✓				✓	✓		✓
GOVERNANCE Public company board experience provides insight into new and best practices which informs our commitment to excellence in corporate governance.			✓	✓	✓	✓	✓		✓	✓	✓

2019 PROXY STATEMENT 19

CORPORATE GOVERNANCE

DIRECTOR NOMINATIONS
The Corporate Responsibility, Sustainability & Governance Committee identifies potential director candidates through a variety of means, including recommendations from members of the Corporate Responsibility, Sustainability & Governance Committee or the Board, suggestions from Company management, and shareholder recommendations. The committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the Corporate Responsibility, Sustainability & Governance Committee by submitting a written recommendation to the committee, c/o Ann M. Miller, Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in the Company’s proxy statement and to serve as a director, if elected.
The Board of Directors has adopted qualification standards for the selection of non-management nominees for director, which can be found at our corporate website: http://investors.nike.com. As provided in these standards and the Company’s corporate governance guidelines, nominees for director are selected on the basis of, among other things, distinguished business experience or other non-business achievements; education; significant knowledge of international business, finance, marketing, technology, human resources, diversity & inclusion, law, or other fields which are complementary to, and balance the knowledge of, other Board members; a desire to represent the interests of all shareholders; independence; character; ethics; good judgment; diversity; and ability to devote substantial time to discharge Board responsibilities.
The Corporate Responsibility, Sustainability & Governance Committee identifies qualified potential candidates without regard to their age, gender, race, national origin, sexual orientation, or religion. While the Board has no policy regarding Board member diversity, the Corporate Responsibility, Sustainability & Governance Committee considers and discusses diversity in selecting nominees for director and in the re-nomination of an incumbent director. The committee views diversity broadly to include, among other things, differences in backgrounds, qualifications, experiences, viewpoint, geographic location, education, skills and expertise (including financial, accounting, compliance, corporate social responsibility, public policy, cybersecurity or other expertise relevant to service on the Board), professional and industry experience, and personal characteristics (including gender, ethnicity/race and sexual orientation). The Board believes that a variety and balance of perspectives on the Board results in more thoughtful and robust deliberations.
In considering the re-nomination of an incumbent director, the Corporate Responsibility, Sustainability & Governance Committee reviews the director’s overall service to the Company during his or her term, including the number of meetings attended, level of participation and quality of performance, as well as any special skills, experience or diversity that such director brings to the Board. All potential new director candidates, whether recommended by shareholders or identified by other means, are initially screened by the Chair of the Corporate Responsibility, Sustainability & Governance Committee, who may seek additional information about the background and qualifications of the candidate, and who may determine that a candidate does not have qualifications that merit further consideration by the full committee. With respect to new director candidates who pass the initial screening, the Corporate Responsibility, Sustainability & Governance Committee meets to discuss and consider each candidate’s qualifications and potential contributions to the Board, and determines by majority vote whether to recommend such candidates to the Board. The final decision to either appoint a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board.
It is the general policy of the Board that directors first elected after the fiscal year ended May 31, 1993 will not stand for re‑election after reaching the age of 72. Dr. Lechleiter, who has served on the Board since 2009, has announced that he will not stand for re-election to the Board at the 2019 Annual Meeting.
DIRECTOR INDEPENDENCE
Pursuant to NYSE rules, in order for a director to qualify as “independent”, the Board of Directors must affirmatively determine that the director has no material relationship with the Company that would impair the director’s independence. The Board affirmatively determined that commercial or charitable relationships below the following thresholds will not be considered material relationships that impair a director’s independence: (i) if a NIKE director or immediate family member is an executive officer of another company that does business with NIKE and the annual sales to, or purchases from, NIKE are less than one percent of the annual revenues of the other company; and (ii) if a NIKE director or immediate family member serves as an officer, director or trustee of a charitable organization, and NIKE’s contributions to the organization are less than one percent of that organization’s total annual charitable receipts. After applying this categorical standard, the Board has determined that the following directors who served during fiscal 2019 — Cathleen A. Benko, Elizabeth J. Comstock, John G. Connors, Timothy D. Cook, John J. Donahoe II, Alan B. Graf, Jr., Peter B. Henry, John C. Lechleiter, Michelle A. Peluso, Johnathan A. Rodgers, and John W. Rogers, Jr. — have no material relationship with the Company and, therefore, are independent. Messrs. Travis A. Knight and Mark G. Parker were not independent pursuant to NYSE rules. Mr. Knight was not independent pursuant to NYSE rules because he is the son of NIKE’s co-founder and former Chairman of the Board, Mr. Philip Knight, who received compensation in excess of the

20 NIKE, INC.

CORPORATE GOVERNANCE

threshold set forth in applicable NYSE rules (the “NYSE threshold”) for his position as Chairman Emeritus. The compensation paid to Mr. Philip Knight is described in the section below titled “Transactions with Related Persons”. Mr. Parker was not independent pursuant to NYSE rules because he was an executive officer of the Company during fiscal 2019. As of the date of this proxy statement, Mr. Thompson was not independent pursuant to NYSE rules because the Company had a, now terminated, contract with his son, John Thompson III, former head basketball coach at Georgetown University, to provide endorsement and consulting services to the Company with compensation during the prior three years in excess of the NYSE threshold. However, the Board of Directors has also determined that Mr. Thompson will be independent beginning September 1, 2019.
BOARD STRUCTURE AND RESPONSIBILITIES
The Board is currently composed of ten independent directors and three directors who are not independent under the New York Stock Exchange (the “NYSE”) listing rules. Mr. Thompson, who is currently not independent under the NYSE listing rules, will be independent as of September 1, 2019, and Dr. Lechleiter, who is independent, will not stand for re-election to the Board at the 2019 Annual Meeting. During fiscal 2019, there were five meetings of the Board and all of our then serving directors attended at least 75 percent of the total number of meetings of the Board and committees on which he or she served. The Company encourages all directors to attend each annual meeting of shareholders, and all directors serving at the time of the 2018 annual meeting attended the 2018 annual meeting.
BOARD LEADERSHIP STRUCTURE
NIKE’s governing documents provide the Board with flexibility to select the appropriate leadership structure of the Company. In determining the leadership structure, the Board considers many factors, including the specific needs of the business, fulfilling the duties of the Board, and the best interests of the Company’s shareholders. Mr. Parker, the Company’s President and Chief Executive Officer (“CEO”) since 2006, also serves as the Chairman of the Board, a position he has held since 2016. As Chairman, Mr. Parker presides over meetings of the Board and shareholders. As President and CEO, Mr. Parker is in charge of the general supervision, direction, and control of the business and affairs of the Company, subject to the overall direction and supervision of the Board and its committees.
The Board believes this leadership structure is appropriate for the Company due to Mr. Parker’s intimate knowledge of the Company’s business, his unique experience, talent, tenure, and effective leadership. The structure permits Mr. Parker, by serving as both Chairman and CEO, to draw on his knowledge of the operations of the business, industry developments, customers, consumers, shareholders, and employees in providing leadership on the broad strategic issues considered by the Board.
The Corporate Responsibility, Sustainability & Governance Committee determined that given Mr. Parker’s position as Chairman, President and CEO, a lead independent director would ensure strong independent leadership of the Board. Therefore, simultaneous with Mr. Parker’s appointment as Chairman in 2016, the Board created the position of Lead Independent Director to execute the following functions:

•	serve as a liaison between the Chairman/CEO and the independent directors;

•	approve the meeting agendas for the Board;

•	advise the Chairman/CEO regarding the sufficiency, quality, quantity, and timeliness of information provided to the Board;

•	ensure that meeting schedules permit sufficient time for discussion of all agenda items;

•	provide consultation and direct communication with major shareholders, if requested;

•	preside at meetings of the Board at which the Chairman/CEO is not present, including executive sessions; and

•	perform other duties specified in the Lead Independent Director Charter.
In June 2019, the Board re-appointed Tim Cook to serve as Lead Independent Director for a term of three years.
The chairs of Board committees also play an active role in the leadership structure of the Board. The Corporate Responsibility, Sustainability & Governance Committee and the Board endeavor to select independent committee chairs who will provide strong leadership to guide the important work of the Board committees. Committee chairs work with the Company’s senior executives to ensure the committees are discussing the key strategic risks and opportunities of the Company. In the absence of the Lead Independent Director, a presiding director is appointed to chair executive sessions of non-management directors (consisting of all directors other than Mr. Parker). The position of presiding director is rotated among the chairs of the various Board committees, other than the Executive Committee. Executive sessions are regularly scheduled and held at least once each year.

2019 PROXY STATEMENT 21

CORPORATE GOVERNANCE

Mr. Philip Knight, co-founder and former Chairman of the Company, serves as Chairman Emeritus, with a standing invitation to attend meetings of the Board and its committees as a non-voting observer. The Board believes that it benefits from the valuable experience and insights of the Company’s co-founder and former Chairman of the Board.
For all of these reasons, the Board believes this leadership structure is optimal.
BOARD COMMITTEES
The Board’s current standing committees are an Audit & Finance Committee; a Compensation Committee; a Corporate Responsibility, Sustainability & Governance Committee; and an Executive Committee. The Board may appoint other committees from time to time. Each standing committee has a written charter; all such charters, as well as the Company’s corporate governance guidelines, are available at the Company’s corporate website: http://investors.nike.com and will be provided in print to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453.
AUDIT & FINANCE COMMITTEE

MEMBERS: John G. Connors John J. Donahoe II Alan B. Graf, Jr., Chair MEETINGS IN FY ’19: 13
ROLES AND RESPONSIBILITIES:
The Audit & Finance Committee provides assistance to the Board in fulfilling its legal and fiduciary obligations with respect to:
•    Matters involving the Company’s accounting, auditing, financial reporting, internal controls, information security (including risks related to cyber security), data protection, and overseeing the financial policies and activities of the Company that may have a material impact on the results of operations or the financial position of the Company;
•    The integrity of the Company’s financial statements, the compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, and the performance of the Company’s internal audit function and independent auditor; and
•    Considering long-term financing options, long-range tax, financial regulatory and foreign currency issues facing the Company, and management’s recommendations concerning capital deployment strategy, major capital expenditures, and material acquisitions or divestitures.
The Board has determined that each member of the Audit & Finance Committee meets all independence and financial literacy requirements applicable to audit committees under the NYSE listing standards and applicable regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”). The Board has also determined that Mr. Alan B. Graf, Jr. is an “audit committee financial expert” as defined in regulations adopted by the SEC.

COMPENSATION COMMITTEE

MEMBERS: Cathleen A. Benko Elizabeth J. Comstock Timothy D. Cook, Chair MEETINGS IN FY ’19: 5
ROLES AND RESPONSIBILITIES:
In fiscal 2019, the Company revised the Charter of the Compensation Committee. Under its revised charter, the committee’s duties include the following:
•    Evaluate the performance of the CEO;
•    Review and approve the compensation of each executive officer;
•    Grant equity incentive awards under the NIKE, Inc. Stock Incentive Plan, and determine targets and awards under the NIKE, Inc. Executive Performance Sharing Plan and the NIKE, Inc. Long-Term Incentive Plan;
•    Review and provide guidance to management regarding Company policies, programs and practices related to talent management and development for executive officers and senior management; and
•    Make recommendations to the Board regarding the compensation of directors.
The Board has determined that each member of the Compensation Committee meets all independence requirements applicable to compensation committees under the NYSE listing standards.

22 NIKE, INC.

CORPORATE GOVERNANCE

CORPORATE RESPONSIBILITY, SUSTAINABILITY & GOVERNANCE COMMITTEE

MEMBERS: Peter B. Henry John C. Lechleiter* Michelle A. Peluso, Chair John W. Rogers, Jr.** MEETINGS IN FY ’19: 6
ROLES AND RESPONSIBILITIES:
In fiscal 2019, the Company revised the Charter of the Corporate Responsibility, Sustainability & Governance Committee in connection with the Company’s Purpose Offense. NIKE’s Purpose Offense is organized around three primary pillars: Sustainability, Social and Community Impact, and Diversity & Inclusion. Under its revised charter, the committee’s duties have been restated to include the following:
•    Review and evaluate NIKE’s significant strategies, activities, policies, investments and programs regarding social purpose, corporate responsibility and sustainability;
•    Provide oversight of management’s efforts to ensure that the Company’s dedication to sustainability is reflected in its business operations;
•    Monitor the Company’s progress towards its diversity and inclusion objectives and compliance with the Company’s responsibilities as an equal opportunity employer;
•    Review and evaluate the social, political and environmental impact, trends and issues in connection with the Company’s business activities and make recommendations to the Board;
•    Provide oversight of the Company’s community and social impact efforts;
•    Oversee protection of the Company’s corporate reputation and other matters of importance to the Company and its stakeholders;
•    Continue to identify individuals qualified to become Board members and recommend director nominees for election at each annual shareholder meeting;
•    Develop and recommend to the Board corporate governance guidelines and a code of business conduct and ethics; and
•    Oversee the annual self-evaluations of the Board and its committees and make recommendations to the Board concerning the structure and membership of the other Board committees.
The Board has determined that each member of the Corporate Responsibility, Sustainability & Governance Committee meets all independence requirements applicable to nominating/corporate governance committees under the NYSE listing standards.

* Dr. Lechleiter will not stand for re-election to the Board of Directors at the 2019 Annual Meeting.
** Mr. Rogers was elected to the Board of Directors effective November 15, 2018.
EXECUTIVE COMMITTEE

MEMBERS: Travis A. Knight Mark G. Parker, Chair MEETINGS IN FY ’19: None
ROLES AND RESPONSIBILITIES:
The Executive Committee is authorized to act on behalf of the Board on all corporate actions for which applicable law does not require participation by the full Board.
•    In practice, the Executive Committee acts in place of the full Board only when emergency issues or scheduling conflicts make it difficult or impracticable to assemble the full Board.
•    All actions taken by the Executive Committee must be reported at the next Board meeting, or as soon thereafter as practicable.
The Executive Committee held no formal meetings during fiscal 2019, but took action by unanimous written consent.

2019 PROXY STATEMENT 23

CORPORATE GOVERNANCE

THE BOARD’S ROLE IN RISK OVERSIGHT
While the Company’s management is responsible for day-to-day management of the various risks facing the Company, the Board takes an active role in the oversight of the management of critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of NIKE’s business strategy. The Board recognizes it is neither possible nor prudent to eliminate all risk. Purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its strategic objectives.

THE BOARD OF DIRECTORS
The Board implements its risk oversight function both as a whole and through committees, which play a significant role in carrying out risk oversight. While the Audit & Finance Committee is responsible for oversight of management’s risk management policies, oversight responsibility for particular areas of risk is allocated among the Board committees according to the committee’s area of responsibility as reflected in the committee charters.

▼

BOARD COMMITTEES

The AUDIT & FINANCE COMMITTEE oversees risks related to the Company’s financial statements, the financial reporting process, accounting, legal matters, investments, access to capital and capital deployment, currency risk and hedging programs, information security (including risks related to cyber security), and data protection. The committee oversees the internal audit function, reviews a risk-based plan of internal audits, and reviews a risk-based integrated audit of internal controls over financial reporting. The committee meets separately with the Vice President of Corporate Audit and Chief Risk Officer, representatives of the independent registered public accountants, and senior management.

The COMPENSATION COMMITTEE oversees risks and rewards associated with the Company’s compensation philosophy and programs, management succession plans, and executive development.

The CORPORATE RESPONSIBILITY, SUSTAINABILITY & GOVERNANCE COMMITTEE oversees risks associated with corporate social purpose and company governance, including NIKE’s Code of Conduct and its compliance programs, and the structure and performance of the Board and its committees. The committee also oversees protection of the Company’s corporate reputation including issues that involve social and community engagement, workplace diversity and inclusion, and sustainability innovation relating to the Company’s products, its supply chain (including labor practices), and the environment.

▼

EXECUTIVE LEADERSHIP TEAM
Each committee chair works with one or more senior executives assigned to assist the committee in: developing agendas for the year and for each meeting, paying particular attention to areas of business risk identified by management, Board members, internal and external auditors, and in their committee charter; and scheduling agenda topics, presentations, and discussions regarding business risks within their area of responsibility. At meetings, the committees discuss areas of business risk, the potential impact, and management’s initiatives to manage business risk, often within the context of important business decisions. Through this process key business risk areas are reviewed at appropriate times, with some topics reviewed on several occasions throughout the year. At every Board meeting each committee chair provides a report to the full Board outlining its discussions and actions, including those affecting the oversight of various risks.

The Company believes its leadership structure, discussed in detail above, supports the risk oversight function of the Board. Strong directors chair the various committees involved in risk oversight, there is open communication between management and directors, and all directors are involved in the risk oversight function.

24 NIKE, INC.

CORPORATE GOVERNANCE

SHAREHOLDER COMMUNICATIONS WITH DIRECTORS
Shareholders or interested parties desiring to communicate directly with the Board, with non-management directors, or with any individual director may do so in writing addressed to the intended recipient or recipients, c/o Ann M. Miller, Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453. All such communications will be reviewed, compiled as necessary, and then forwarded to the designated recipient or recipients in a timely manner.

CODE OF CONDUCT
The NIKE Code of Conduct, which was refreshed in 2019, is available at the Company’s corporate website: http://investors.nike.com and will be provided in print without charge to any shareholder who submits a request in writing to NIKE Investor Relations, One Bowerman Drive, Beaverton, Oregon 97005-6453. The Code of Conduct applies to all of the Company’s employees and directors, including our CEO and all other executive officers. The Code of Conduct provides that any waiver of the Code of Conduct for executive officers or directors may be made only by the Board or a committee of the Board. Any such waiver will be publicly disclosed, when required by law. The Company plans to disclose amendments to, and waivers from, the Code of Conduct on the Company’s corporate website: http://investors.nike.com.
DIRECTOR COMPENSATION FOR FISCAL 2019

NAME	FEES EARNED OR PAID IN CASH ($)		STOCK AWARDS(1)(2) ($)	CHANGE IN PENSION VALUE AND NONQUALIFIED DEFERRED COMPENSATION EARNINGS ($)	ALL OTHER COMPENSATION(3) ($)	TOTAL ($)
Cathleen A. Benko	88,859	(4)	350,042	—	14,000	452,901
Elizabeth J. Comstock	100,000		175,009	—	20,000	295,009
John G. Connors	105,000		175,009	—	20,000	300,009
Timothy D. Cook	150,000		175,009	—	20,000	345,009
John J. Donahoe II	105,000		175,009	—	—	280,009
Alan B. Graf, Jr.	130,000		175,009	—	—	305,009
Peter B. Henry	100,000		175,009	—	—	275,009
Travis A. Knight	100,000		175,009	—	—	275,009
John C. Lechleiter	120,000		175,009	—	20,000	315,009
Michelle A. Peluso	100,000		175,009	—	20,000	295,009
Johnathan A. Rodgers	30,495	(5)	—	—	12,500	42,995
John W. Rogers, Jr.	54,396	(6)	175,047	—	20,000	249,443
John R. Thompson, Jr.	82,000		175,009	—	22,266	279,275

(1)
Represents the grant date fair value of restricted stock awards granted in fiscal 2019 computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date. As of May 31, 2019, non-employee directors held the following number of outstanding shares of unvested restricted stock: Ms. Benko, 4,312; Ms. Comstock, 2,050; Mr. Connors, 2,050; Mr. Cook, 2,050; Mr. Donahoe, 2,050; Mr. Graf, 2,050; Mr. Henry, 2,050; Mr. Knight, 2,050; Dr. Lechleiter, 2,050; Ms. Peluso, 2,050; Mr. Rogers, 2,355; and Mr. Thompson, 2,050.

(2)
As of May 31, 2019, non-employee directors held outstanding options for the following number of shares of our Class B Stock: Ms. Comstock, 90,000; Mr. Connors, 90,000; Mr. Cook, 90,000; Dr. Lechleiter, 90,000; and Mr. Rodgers, 90,000.

(3)
Includes matched contributions to charities in the following amounts: Ms. Benko, $14,000; Ms. Comstock, $20,000; Mr. Connors, $20,000; Mr. Cook, $20,000; Dr. Lechleiter, $20,000; Ms. Peluso, $20,000; Mr. Rodgers, $12,500; and Mr. Rogers, $20,000. For Mr. Thompson, includes medical and life insurance premiums of $22,266 paid by the Company.

(4)	Ms. Benko was appointed to the Board of Directors on July 12, 2018 (includes prorated annual retainer payments).

(5)	Mr. Rodgers did not stand for re-election at our 2018 annual meeting of shareholders and retired effective September 20, 2018 (includes prorated annual retainer payments).

(6)	Mr. Rogers was appointed to the Board of Directors on November 15, 2018 (includes prorated annual retainer payments).

2019 PROXY STATEMENT 25

CORPORATE GOVERNANCE

DIRECTOR FEES AND ARRANGEMENTS
Under our standard director compensation program in effect for fiscal 2019, non-employee directors receive:

•	An annual retainer of $100,000, paid in quarterly installments.

•
Upon appointment to the Board, a one-time, sign-on restricted stock award valued at $175,000 on the date of grant, generally, the date of appointment. The one-time, sign-on restricted stock award is subject to forfeiture in the event that service as a director terminates prior to the anniversary of the date of grant.

•
An annual restricted stock award valued at $175,000 on the date of grant, generally, the date of each annual meeting of shareholders. The annual restricted stock award is subject to forfeiture in the event that service as a director terminates prior to the earlier of the next annual meeting and the anniversary of the date of grant.

•	For the Lead Independent Director, an annual retainer of $30,000, paid in quarterly installments.

•
For chairs of Board committees (other than the Executive Committee), an annual retainer of $20,000 for each committee chaired ($25,000 for the chair of the Audit & Finance Committee), paid in quarterly installments.

•	For Audit & Finance Committee members, an additional annual retainer of $5,000, paid in quarterly installments.

•	Payment or reimbursement of travel and other expenses incurred in attending Board meetings.

•
Matching charitable contributions under the NIKE Matching Gift Program, under which directors are eligible to contribute to qualified charitable organizations and the Company provides a matching contribution to the charities in an equal amount, up to $20,000 in the aggregate, for each director annually.

In fiscal 2019, Mses. Benko, Comstock, and Peluso, Messrs. Connors, Cook, Donahoe, Graf, Henry, Knight, and Rogers, and Dr. Lechleiter participated in our standard director compensation program as described above, and Mr. Rodgers participated in our standard director compensation program prior to his retirement. Mr. Parker does not receive any compensation for his Board service or his position as Chairman of the Board.
Mr. Thompson does not participate in our standard director compensation program, pursuant to his election made in fiscal 2000. In fiscal 2019, Mr. Thompson received an annual retainer of $82,000 (instead of the $100,000 annual retainer fee paid under our standard program), medical insurance, and $500,000 of life insurance coverage paid for by the Company. Additionally, on September 20, 2018, the date of the 2018 annual meeting of shareholders, Mr. Thompson received an annual restricted stock award valued at $175,000 on the same terms that apply to the restricted stock awards granted pursuant to our standard program. He is also eligible for payment or reimbursement of Board-related expenses, and participation in the NIKE Matching Gift Program on the same basis as other directors.
STOCK OWNERSHIP GUIDELINES FOR DIRECTORS
NIKE maintains stock ownership guidelines for all non-employee directors. Under these guidelines, directors are required to hold NIKE stock valued at five times their annual cash retainer. New directors are required to attain these ownership levels within five years of their election to the Board. Each of our directors has met or is on track to meet the specified ownership level.
DIRECTOR PARTICIPATION IN DEFERRED COMPENSATION PLAN
Under our Deferred Compensation Plan, non-employee directors may elect in advance to defer up to 100 percent of the director fees paid by the Company. For a description of the plan, see the section below titled “Executive Compensation Tables - Non-Qualified Deferred Compensation in Fiscal 2019 - Non-Qualified Deferred Compensation Plans”. In addition, in fiscal 2000, Mr. Thompson received credits to a fully vested NIKE stock account under the Deferred Compensation Plan in exchange for his waiver of rights to future payments under a former non-employee director retirement program. The Class B Stock credited to Mr. Thompson’s account will be distributed to him upon his retirement from the Board and the account is credited with quarterly dividends until distributed.

26 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

PROPOSAL 2 SHAREHOLDER ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, we are submitting to shareholders our annual “say-on-pay proposal”, an advisory vote to approve the compensation of our Named Executive Officers as described in this proxy statement.
At the Company’s 2018 annual meeting of shareholders, 97% of the votes cast on the say-on-pay proposal were voted in favor of the proposal. The Compensation Committee believes this affirms shareholders’ support of the Company’s approach to executive compensation and the Compensation Committee’s decisions.
As discussed in this section, our compensation philosophy is designed to attract and retain top talent, reward business results and performance, viewed holistically, and motivate executives to maximize long-term shareholder value. The program is competitive in the marketplace, highly incentive-based to align interests of executives with those of shareholders, and balanced across incentives to appropriately mitigate risk.
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee has continued to employ the strong governance practices described in “Executive Compensation Governance Practices” on page 28, including:
•    basing a majority of total compensation on performance and retention incentives;
•    setting annual and long-term incentive targets based on clearly disclosed, objective performance measures;
•    mitigating undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments, and a clawback policy; and
•    requiring executive officers to hold NIKE stock through published stock ownership guidelines.
Because your vote is advisory, it will not be binding on the Board. However, the Board values shareholder opinions, and the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

BOARD RECOMMENDATION

The Board of Directors recommends that shareholders vote FOR approval of the following resolution:
RESOLVED, that the shareholders approve the fiscal 2019 compensation paid to the Named Executive Officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables, and the narrative disclosures that accompany the compensation tables).

2019 PROXY STATEMENT 27

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY
This Compensation Discussion and Analysis explains our compensation philosophy, summarizes our compensation programs, and reviews compensation decisions for our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers who were serving as executive officers on May 31, 2019. These individuals are referred to throughout this proxy statement as the “Named Executive Officers”. The Named Executive Officers for fiscal 2019 were:

•	Mark G. Parker, Chairman, President, and Chief Executive Officer

•	Andrew Campion, Executive Vice President, and Chief Financial Officer

•	Eric D. Sprunk, Chief Operating Officer

•	Elliott J. Hill, President, Consumer and Marketplace

•	Hilary K. Krane, Executive Vice President, Chief Administrative Officer, and General Counsel
Our executive compensation program, similar to our non-executive compensation programs, is aligned with our business strategy and our culture and is designed to attract and retain top talent, reward business results and performance, viewed holistically, and most importantly, maximize shareholder value. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation.
EXECUTIVE COMPENSATION GOVERNANCE PRACTICES
To achieve the objectives of our executive compensation program and emphasize pay-for-performance principles, the Compensation Committee of the Board of Directors (the “Committee”) employs strong governance practices as outlined in the table below.

WE DO	WE DON’T DO
✓    Base a majority of total compensation on performance and retention incentives
✓    Mitigate undue risk associated with compensation by using multiple performance targets, caps on potential incentive payments, and a clawback policy
✓    Set annual and long-term incentive targets based on clearly disclosed, objective performance measures
✓    Require executive officers to hold NIKE stock through stock ownership guidelines
✓    Vest equity awards over time to promote retention with a minimum of one year vesting
✓    Provide only double-trigger change-in-control equity acceleration
✓    Conduct annual “say-on-pay” advisory votes

✗    Retirement acceleration for restricted stock units (“RSUs”)
✗    Payments of accumulated dividends on unearned RSUs until and unless shares are earned
✗    Repricing of options without shareholder approval
✗    Permit hedging transactions or short sales by executive officers
✗    Pension or supplemental executive retirement plan
✗    Significant perquisites
✗    Tax gross-ups for perquisites
✗    Employment contracts
✗    Cash-based change-in-control benefits
✗    Excise tax gross-ups upon change of control

CONSIDERATION OF SAY-ON-PAY VOTE RESULTS
The non-binding advisory proposal regarding compensation of the Named Executive Officers submitted to shareholders at our 2018 annual meeting was approved by 97% of the votes cast. The Committee believes this favorable outcome conveyed our shareholders’ support of our executive compensation program and the Committee’s decisions. After considering the shareholder vote and other factors in its annual review of our total executive compensation programs, the Committee made no material changes in the structure of our compensation programs. The Committee will continue to consider the outcome of the Company’s say-on-pay votes when conducting its regular practice of evaluating the executive compensation program and making future compensation decisions for the Named Executive Officers.

28 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

FINANCIAL HIGHLIGHTS
NIKE delivered solid performance in fiscal 2019. The charts below set forth certain key financial results that were used in connection with determining payouts for our Named Executive Officers under our incentive compensation plans for fiscal 2019. The measures below are based on NIKE’s comparable publicly reported financial results.

REVENUE	EPS(1)	EBIT
In $ millions	In $/share	In $ millions

(1)
Excluded from the 2018 and 2019 results was the income tax benefit ($0.14 per share and $.07 per share, respectively) from adoption of a stock compensation accounting change in the first quarter of fiscal 2018 (Financial Accounting Standards Board (“FASB”) Accounting Standards Update 2016-09).

EXECUTIVE COMPENSATION HIGHLIGHTS
The total compensation for each of the Named Executive Officers is shown in the Summary Compensation Table on page 39. While we describe executive compensation in greater detail throughout this Compensation Discussion and Analysis, key actions the Committee took in fiscal 2019 are highlighted below:

•
Base Salary. Based on the recommendation by the Committee, which was approved by the independent members of the Board in June 2018, Mr. Parker’s base salary increased to $1,700,000. Base salaries for Messrs. Campion and Sprunk increased to $1,050,000 and $1,150,000, respectively. Mr. Hill’s base salary was set at $1,150,000 and Ms. Krane’s base salary increased to $1,050,000.

•
Performance-Based Annual Incentive Plan. The target award for Mr. Parker increased to 200%. Target awards for Messrs. Campion, and Sprunk remained the same. The target award for Mr. Hill was set at 100% of base salary. The target award for Ms. Krane increased to 100%. Based on financial performance goals set by the Committee in June 2018 and actual performance results, each Named Executive Officer’s bonus for fiscal 2019 was paid out at 122% of target.

•
Performance-Based Long-Term Incentive Plan. The target awards for the fiscal 2019-2021 performance period were set in June 2018. The target award for Mr. Parker increased to $5,000,000. Target awards for Messrs. Campion and Sprunk remained the same at $1,000,000. The target award for Mr. Hill was set at $1,000,000. The target award for Ms. Krane increased to $1,000,000. Based on long-term financial performance goals set by the Committee in June 2016 and actual performance results, each Named Executive Officer received a payout for the fiscal 2017-2019 performance period of 0% of target.

•
Stock Options. The annual awards for Messrs. Parker, Campion and Sprunk increased to 175,000, 80,000, and 90,000 option shares, respectively. Mr. Hill was awarded 90,000 option shares. Ms. Krane’s award increased to 80,000 option shares. Each award vests in equal annual installments over four years.

•
Restricted Stock Unit (RSU) Awards. The annual award for Messrs. Parker, Campion, and Sprunk increased to $5,000,000, $1,150,000, and $1,250,000, respectively. The annual award value for Mr. Hill was set at $1,250,000. Ms. Krane’s award value increased to $1,150,000. Each award vests in equal annual installments over three years.

2019 PROXY STATEMENT 29

COMPENSATION DISCUSSION AND ANALYSIS

OPERATION OF THE COMPENSATION COMMITTEE
The Committee evaluates the performance of the CEO against goals and objectives reviewed and approved by the Committee. For fiscal 2019, the Committee Chair discussed the CEO’s performance and recommended base salary with the independent members of the Board, who approved the CEO’s salary. With respect to the other Named Executive Officers for fiscal 2019, their base salaries were also approved by the independent members of the Board based on the Committee’s recommendation. The Committee had sole responsibility for all other elements of the Named Executive Officers’ compensation for fiscal 2019. In connection with the revision of the Compensation Committee’s duties under its revised charter, for fiscal 2020 and forward, the Committee has the authority to review and approve the compensation of each executive officer, including the Named Executive Officers.
The Committee also reviews the performance evaluation of each Named Executive Officer and oversees the administration of our executive compensation programs. The Committee receives recommendations from the CEO as to compensation of other Named Executive Officers, and the CEO participates in Committee discussions regarding the compensation of those officers. The Committee meets in executive session without the CEO to determine his compensation. The Committee is currently comprised of Timothy D. Cook (Chairman), Cathleen A. Benko, and Elizabeth J. Comstock, each of whom is an independent director under applicable NYSE listing standards. The Committee operates pursuant to a written charter that is available on our website at: http://investors.nike.com.
Each year, the Committee reviews our executive compensation program to ensure it continues to reflect the Committee’s commitment to align the objectives and rewards of our executive officers with the creation of value for our shareholders. Similar to our non-executive compensation programs, the program has been designed to reinforce our pay-for-performance philosophy by delivering total compensation that motivates and rewards short- and long-term financial performance to maximize shareholder value, and to be externally competitive to attract and retain outstanding and diverse executive talent. This is done much in the same way our human resources staff designs our non-executive compensation programs, to ensure they are market competitive, offer performance-based financial incentives, and provide opportunities to share in total Company success through competitive benefits, employee stock purchase programs, and broad-based profit sharing. In conducting its annual review, the Committee considers information provided by our human resources staff. Our human resources staff retains outside compensation consulting firms to provide surveys and reports containing competitive market data, but these consultants do not formulate executive compensation strategies for NIKE or recommend individual executive compensation. The human resources staff uses the surveys and reports to make recommendations to the Committee concerning executive compensation. The Committee relies on its collective experience and judgment along with the recommendations prepared by our human resources staff to set executive compensation. The Committee has the authority, in its sole discretion, to retain compensation consultants to assist the Committee in evaluating the compensation of executive officers. In February 2019, the Committee retained Mercer as a consultant to provide independent analytical and evaluative advice regarding the Company’s current or proposed compensation arrangements for senior executives, succession planning and related market practices.
In connection with its engagement of Mercer, the Committee performed an independence assessment of Mercer in accordance with SEC and NYSE rules and standards and determined that Mercer is an independent adviser. In performing this assessment, the Committee took into consideration a written statement from Mercer confirming its independence based on factors set forth in the SEC and NYSE rules for compensation committee advisers. The fees for Mercer’s engagement by the Committee relating to the amount or form of executive compensation were approximately $82,000. During fiscal 2019, Mercer also provided certain services to the Company at the request of management, including advice regarding our employee benefits consulting services and compensation and benefits surveys. The fees for such additional services were approximately $1.5 million.
USE OF MARKET SURVEY DATA
To help establish competitive ranges of base salary, incentive compensation opportunities, and target total compensation for the purpose of making recommendations to the Committee, our human resources staff uses competitive market data from surveys and reports prepared by Aon Hewitt and Willis Towers Watson. We consider market survey data from a peer group of companies that have similar revenue size, market capitalization, brand value, products, or markets, or with which we compete for executive talent.

30 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

Based on the criteria described above, we determined that for purposes of setting executive compensation for fiscal 2019, our peer group should be refined to include Microsoft Corporation and Comcast Corporation, and to remove Alphabet Inc., eBay Inc., and Time Warner Inc. after its merger with AT&T Inc. Our revised peer group consists of the following companies:

The Coca-Cola Company	Kimberly-Clark Corporation	Procter & Gamble Company
Colgate-Palmolive Company	Macy’s, Inc.	Starbucks Corporation
Comcast Corporation	McDonald’s Corporation	Target Corporation
FedEx Corporation	Microsoft Corporation	TJX Companies
The Gap, Inc.	Mondelez International, Inc.	The Walt Disney Company
Kellogg Company	Pepsico, Inc.
The surveys that our human resources staff reviews show percentile compensation levels for various executive positions with comparable job responsibilities. The staff also analyzes market data regarding compensation mix among base salary, annual incentive and long-term incentives such as performance-based cash awards, stock options, and RSU awards. The Committee reviews this mix analysis when evaluating the separate compensation elements for each executive. The Committee does not endeavor to set executive compensation at or near any particular percentile, and it considers target total compensation to be competitive if it is generally within a reasonable range of the market median. Market data is one of many factors that the Committee considers in the determination of executive compensation levels. Other factors include internal pay equity, level of responsibility, the individual’s performance viewed holistically, expectations regarding the individual’s future potential contributions, ability to drive the Company’s culture and ethics with integrity, succession planning and retention strategies, budget considerations, and the Company’s performance.
OBJECTIVES AND ELEMENTS OF OUR COMPENSATION PROGRAM
As noted in the Executive Summary, our executive compensation program is aligned with our business strategy and our culture and is designed to attract and retain top talent, reward business results and performance, viewed holistically, and most importantly, maximize shareholder value. Our holistic view of performance considers the individual’s ability to deliver business results, engage and motivate our employees, their leadership capacity, ability to drive the Company’s culture and ethics with integrity, and commitment to diversity and inclusion. Our total compensation program for the Named Executive Officers is highly incentive-based and competitive in the marketplace, with Company performance determining a significant portion of total compensation. The key elements of our program consist of the following:

•	Base salary that reflects the executive’s accountabilities, skills, experience, performance, and potential

•	Performance-based annual cash incentive based on Company financial results under our Executive Performance Sharing Plan

•	A portfolio approach to long-term incentive compensation to provide a balanced mix of performance-based cash incentives and equity, including:

•	Performance-based long-term cash incentive based on Company financial results to encourage attainment of long-term Company financial objectives

•	Stock options to align the interests of executives with those of shareholders

•	RSU awards and RSU retention awards to provide incentives consistent with driving shareholder value, and to provide strong retention incentives

•	Benefits

•
Executives are generally eligible for the same competitive benefits as other employees in the United States, including medical, dental, and vision insurance, paid time off, 401(k) plan, and Company-provided life and disability insurance; employees outside of the United States are offered locally competitive benefits

•	Profit sharing contributions to defined contribution retirement plans

•	Employee Stock Purchase Plan

•	Post-termination payments under non-competition agreements
In determining the award levels for each of the elements in our total compensation program, our philosophy is to “pay for performance”. As a result, we place relatively greater emphasis on the performance incentive components of compensation (performance-based annual cash incentive award, performance-based long-term cash incentive award, and stock options) to align the interests of our executives with shareholders, and motivate them to maximize shareholder value. This is balanced with retention incentives provided by base salary and RSU awards.

2019 PROXY STATEMENT 31

COMPENSATION DISCUSSION AND ANALYSIS

We look to the experience and judgment of the Committee to determine what it believes to be the appropriate target compensation mix for each Named Executive Officer. We do not apply fixed ratios or formulas, or rely solely on market data or quantitative measures. In allocating compensation among the various elements, the Committee considers market data, Company performance and budget, the impact of the executive’s position in the Company, past performance, viewed holistically, expectations for future performance, experience in the position, any recent or anticipated changes in the individual’s responsibilities, internal pay equity for comparable positions, retention incentives for succession planning, and other factors the Committee deems appropriate. As shown in the charts below, incentive components accounted for 90% of the CEO’s target compensation and approximately 81% of the other Named Executive Officers’ target compensation in fiscal 2019.

CEO 2019 TOTAL DIRECT COMPENSATION MIX	OTHER NEOs 2019 TOTAL DIRECT COMPENSATION MIX

ELEMENTS OF OUR COMPENSATION PROGRAM
BASE SALARY
When making recommendations to the Committee concerning base salary levels for our Named Executive Officers, our human resources staff follows a similar process to how they evaluate non-executive base salary levels. We consider the individual’s performance in the prior year, expectations regarding the individual’s future performance, experience in the position, any recent or anticipated changes in the individual’s responsibilities, internal pay equity for comparable positions, succession planning strategies, our annual salary budget, other elements of the individual’s compensation, and the market data described in “Use of Market Survey Data”. The Committee reviews these factors each year and adjusts base salary levels to ensure that we are appropriately rewarding performance, viewed holistically.
The Committee generally reviews base salaries of the Named Executive Officers annually based on a review of individual performance at a meeting in June, with salary adjustments becoming effective for the first pay period ending in August. During the salary review in June 2018, the Committee recommended, based on the factors described above, and the independent members of the Board approved, the following base salaries for the Named Executive Officers.

NAMED EXECUTIVE OFFICER	FISCAL 2019 BASE SALARY	% CHANGE
Mark G. Parker	$1,700,000	9.7%
Andrew Campion	$1,050,000	7.7%
Eric D. Sprunk	$1,150,000	4.5%
Elliott J. Hill	$1,150,000	N/A
Hilary K. Krane	$1,050,000	16.7%
In setting a Named Executive Officer’s overall compensation package, the Committee places a relatively greater emphasis on the incentive components of compensation described below.
PERFORMANCE-BASED ANNUAL CASH INCENTIVE
Annual awards are paid to the Named Executive Officers under our Executive Performance Sharing Plan (“PSP”). Our “pay for performance” philosophy for such awards is simple and applies to all global employees who are eligible to share in the Company’s success through incentive bonuses: if we exceed our financial objectives, we will pay more; if we fail to reach them, we will pay less or nothing at all. For fiscal 2019 PSP, the Committee decided to select earnings before interest and taxes

32 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

(“EBIT”) instead of income before taxes (“PTI”) as the measure of Company performance, aligning all eligible employees under a single plan, reinforcing our one-team culture, and sending the message to each executive that his or her role is to help ensure overall organizational success and to maximize shareholder value. While both EBIT and PTI drive operational performance, EBIT represents the key measure used internally to manage financial performance.
In accordance with the PSP terms and conditions, EBIT will be calculated excluding the effect of any acquisitions, divestitures, accounting changes, restructurings or other extraordinary, unusual or infrequently occurring items. In support of our culture, the Committee retains the discretion to reduce or eliminate PSP award payouts based on individual or Company performance.
Each year the Committee establishes a PSP target award for each Named Executive Officer based on its judgment of the impact of the position in the Company and what it believes to be competitive against market data as described in “Use of Market Survey Data”, while considering internal pay equity for comparable positions. For fiscal 2019, the Committee increased the target award for Mr. Parker to 200%. Target awards for Messrs. Campion and Sprunk remained the same. Mr. Hill’s target award was set at 100%. Ms. Krane’s target award increased to 100%. The fiscal 2019 PSP target awards were:

NAMED EXECUTIVE OFFICER	FISCAL 2019 PSP TARGET AWARD (% OF BASE SALARY)
Mark G. Parker	200%
Andrew Campion	100%
Eric D. Sprunk	100%
Elliott J. Hill	100%
Hilary K. Krane	100%
In June 2018, the Committee established performance goals for the fiscal 2019 PSP awards based on its evaluation of our business plan and prospects for the year. When setting these goals, the Committee considered evolving business dynamics, achievability to support engagement, and appropriate stretch to drive growth consistent with NIKE’s long-term financial model. The target for fiscal 2019 was set at $4,685 million. The table below summarizes the fiscal 2019 PSP performance goals established by the Committee. For fiscal 2019, NIKE achieved EBIT of $4,850 million, an 11% increase over the fiscal 2018 continuing operations EBIT of $4,379. This achievement was above the target performance goal established by the Committee. As a result, each Named Executive Officer’s award was paid out at 122% of the target award.
FISCAL 2019 PSP PERFORMANCE GOAL (Dollars in millions)

% PAYOUT	THRESHOLD 50%	TARGET 100%	MAXIMUM 150%
EBIT
PERFORMANCE-BASED LONG-TERM CASH INCENTIVE
The first component in our long-term portfolio mix is performance-based awards payable in cash under our Long-Term Incentive Plan (“LTIP”). As with the performance-based annual cash incentive, the LTIP follows our “pay for performance” philosophy. If we exceed our targets, we will pay more; if we fall short, we will pay less or nothing at all. This program focuses executives on overall, long-term financial performance, and is intended to reward them for delivering revenue growth and diluted earnings per share (“EPS”) growth over a three-year performance period. At the beginning of each fiscal year, the Committee establishes performance goals and potential cash payouts for the next three fiscal year-period for all executives under the LTIP. LTIP performance measures for all executives are based 50% on cumulative revenues and 50% on cumulative EPS for the three-year performance period, in each case excluding generally the effect of acquisitions, divestitures, accounting changes and other extraordinary, unusual or infrequently occurring items. The Committee selected revenue and EPS as LTIP performance measures to encourage executives to focus on delivering profitable, sustainable growth. Strong revenue growth is the foundation of the Company’s financial strategy, requiring investments in key business drivers to sustain growth. EPS growth is essential to delivering value for our shareholders, requiring investments be targeted to those areas with the highest potential for return. By balancing revenue growth and EPS growth, the plan supports the Company’s objective of delivering long-term shareholder value. In support of our culture, the Committee retains the discretion to reduce or eliminate LTIP award payouts based on individual or Company performance.

2019 PROXY STATEMENT 33

COMPENSATION DISCUSSION AND ANALYSIS

During the compensation review in June 2018, the Committee approved LTIP target award amounts for all Named Executive Officers for the fiscal 2019-2021 performance period. The Committee set these targets based on its judgment of what it believes to be a desirable mix of long-term compensation, the impact of the position in the Company, and what it finds to be competitive against market data as described in “Use of Market Survey Data”, while maintaining internal pay equity for comparable positions. For the fiscal 2019-2021 performance period, the Committee increased the target for Mr. Parker to $5,000,000. Targets for each of Messrs. Campion and Sprunk remained the same. Mr. Hill’s target was set at $1,000,000. Ms. Krane’s target was increased to $1,000,000. The target awards for the fiscal 2019-2021 performance period are as follows:

NAMED EXECUTIVE OFFICER	FISCAL 2019-2021 LTIP AWARD TARGET ($)
Mark G. Parker	5,000,000
Andrew Campion	1,000,000
Eric D. Sprunk	1,000,000
Elliott J. Hill	1,000,000
Hilary K. Krane	1,000,000
In June 2018, the Committee also established performance goals for the fiscal 2019-2021 LTIP. The Committee considered our long-term financial goals of high single-digit revenue growth and continued EPS growth in setting performance goals for the target award payout level. Additionally, goals were set to provide appropriate stretch to drive growth while balancing sustained engagement over the performance period. The total payout percentage will be the average of the payout percentages determined for cumulative revenues and cumulative EPS, respectively. Payout below the threshold payout level may occur if either the revenue or EPS related percentage achievement is less than 50%. If both revenue and EPS fall below the threshold level, there is no payout. The table below summarizes the fiscal 2019-2021 LTIP performance goals.
FISCAL 2019-2021 PERFORMANCE GOALS (Dollars in millions, except per share data)

% PAYOUT	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%
Revenue
EPS
For fiscal 2019, the Named Executive Officers were eligible to receive LTIP award payouts based on performance targets set in June 2016 covering the fiscal 2017-2019 performance period. In June 2019, the Committee determined a payout of 0% under these awards was earned based on the average of the payout percentages for cumulative revenues and cumulative EPS for the performance period shown in the table below.
FISCAL 2017-2019 PERFORMANCE GOALS (Dollars in millions, except per share data)

% PAYOUT	THRESHOLD 50%	TARGET 100%	MAXIMUM 200%
Revenue[1]				TOTAL PAYOUT: 0%
EPS[2]

(1)	Cumulative revenues for fiscal 2017, fiscal 2018, and fiscal 2019.

(2)
Cumulative EPS for fiscal 2017, fiscal 2018, and fiscal 2019 adjusted for adoption of stock compensation accounting change in the first quarter of fiscal 2018 (FASB Accounting Standards Update 2016-09).

34 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OPTIONS
The second component in our long-term portfolio mix is stock options. Stock options are designed to align the interests of the Company’s executives with those of shareholders by encouraging executives to enhance the value of the Company and, hence, the price of the Class B Stock. This is true “pay for performance”, executives are rewarded only if the market price of our stock rises, and they get nothing if the price does not rise or goes down. When determining the grants, the Committee generally focuses on the number of shares, while considering the value for accounting purposes. This approach is designed to manage fluctuations in grant levels due to share price changes and to enhance predictability of annual share usage. The Committee awards stock options to each executive based on its judgment. The Committee considers a number of factors including performance, viewed holistically, management succession, competitive market data as described in “Use of Market Survey Data”, internal pay equity for comparable positions, and a desirable mix of long-term incentives. Our human resources staff periodically tests the reasonableness of our stock option grants against competitive market data and may make recommendations to the Committee. Options are generally granted in August to executive officers, including our Named Executive Officers, and in September to selected employees, under our shareholder-approved Stock Incentive Plan. Stock options for fiscal 2019 were granted by the Committee on August 1, 2018 with an exercise price equal to the closing market price of our stock on that date.
In August 2018, the Committee granted Mr. Parker 175,000 option shares, an increase of 10,000 shares from the stock options granted in July 2017. Mr. Campion received 80,000 option shares and Mr. Sprunk received 90,000 option shares, an increase of 5,000 shares to each from the stock options granted in July 2017. Mr. Hill received 90,000 option shares. Ms. Krane received 80,000 option shares, an increase of 10,000 shares from the stock options granted in July 2017. All stock options granted to our Named Executive Officers in fiscal 2019 vest in equal installments over four years. The Committee, in its judgment, set these award levels based on the factors described above.
Options granted to our Named Executive Officers have time-based vesting schedules that require continuous service over multiple years. To promote executive retention, unvested options generally are forfeited if the employee leaves the Company before vesting occurs and vested options must be exercised within three months after termination of employment. Options provide for a limited retirement provision designed to encourage employees to delay retirement, thus enhancing retention. Only those employees with a minimum of five years of service who are age 55 and above at the time of termination of employment are eligible for the provision. Under the provision, for employees between the ages of 55 to 59 at the time of termination of employment, unvested stock options that were granted at least one full year prior to termination will continue to vest, and vested options may be exercised for up to four years after termination. If an employee is age 60 or older and has at least five years of service at termination, unvested stock options that were granted at least one full year prior to termination will receive accelerated vesting, and vested options may be exercised for up to four years after termination. The features related to accelerated vesting are described in the section below titled “Executive Compensation Tables - Potential Payments upon Termination or Change-in-Control”. Based on his age and years of service, as of May 31, 2019, Mr. Parker was eligible for accelerated vesting of his options granted in July 2015, 2016, and 2017. Based on their ages and years of service, Messrs. Sprunk and Hill and Ms. Krane were eligible for continued vesting of their options granted in July 2015, 2016, and 2017.
ANNUAL RESTRICTED STOCK UNIT (RSU) AWARDS
The third component in our long-term portfolio mix is RSU awards. Stock ownership and stock-based incentive awards align the interests of our Named Executive Officers with the interests of our shareholders, as the value of this incentive rises and falls with the stock price. RSUs are generally granted in August to executive officers, including our Named Executive Officers, and in September to selected employees, under our shareholder-approved Stock Incentive Plan. Awards granted to our Named Executive Officers have time-based vesting schedules that require continuous service over multiple years. The awards promote executive retention, as unvested shares held at the time the executive’s employment is terminated are forfeited. These RSU awards accumulate dividend equivalents that are paid in cash only upon vesting.
The Committee, in its judgment, sets RSU award levels based on several factors, including what the Committee believes to be a desirable mix of long-term compensation, their determination of an appropriate weighing of potential future contribution to the Company, retention incentives, and competitive market data as described in “Use of Market Survey Data”. In August 2018, the Committee granted RSUs to Mr. Parker valued at $5,000,000, representing 64,483 shares of our Class B Stock based on the closing price on the grant date. This was an increase of $1,500,000 for Mr. Parker. Messrs. Campion and Sprunk received RSUs valued at $1,150,000 and $1,250,000, respectively, representing 14,832 and 16,121 shares of our Class B Stock based on the closing price on the grant date. This was an increase of $150,000 and $250,000 for each of Messrs. Campion and Sprunk. Mr. Hill received an award valued at $1,250,000, representing 16,121 of our Class B Stock based on the closing price on the grant date. Ms. Krane received an award valued at $1,150,000, representing 14,832 of our Class B Stock based on the closing price on the grant date. This was an increase of $300,000 for Ms. Krane. All RSUs granted to our Named Executive Officers in fiscal 2019 vest in equal installments over three years.

2019 PROXY STATEMENT 35

COMPENSATION DISCUSSION AND ANALYSIS

RESTRICTED STOCK UNIT (RSU) RETENTION AWARDS
From time to time, the Committee also grants RSUs that vest based on continued service with the Company through a future service date, for the specific purpose of further promoting retention. These RSU awards accumulate dividend equivalents that are paid in cash only upon full vesting. The awards have no value to the executive unless the executive remains employed with the Company for the full vesting period, and will be forfeited if the executive terminates or retires within the vesting period. While RSU awards are intended as a retention incentive, as equity-based awards they have the additional benefit of further aligning the interests of our Named Executive Officers with the interests of our shareholders, as the value of these awards rises and falls with the stock price. None of our Named Executive Officers received RSU retention awards in fiscal 2019.
PROFIT SHARING AND RETIREMENT PLANS
Our 401(k) Savings and Profit Sharing Plan is a U.S. tax qualified retirement savings plan pursuant to which all eligible U.S. employees, including the Named Executive Officers, are able to make pre-tax contributions and after-tax contributions from their cash compensation. We make matching contributions for all participants each year equal to 100% of their pre-tax contributions up to 5% of their total eligible compensation. We also make annual profit sharing contributions to the accounts of eligible U.S. employees under the 401(k) Savings and Profit Sharing Plan. The contributions are allocated among eligible employees based on a percentage of their total salary and annual cash incentive award for the year. The total profit sharing contribution and the percentage of salary and annual cash incentive award contributed for each employee is determined each year by the Board of Directors. For fiscal 2019, the Board of Directors approved a profit sharing contribution for each eligible employee equal to 1.8% of the employee’s total eligible salary and annual cash incentive award.
The Internal Revenue Code limits the amount of compensation that can be deferred under our 401(k) Savings and Profit Sharing Plan, and also limits the amount of salary and annual cash incentive award ($275,000 for fiscal 2019) that may be taken into account when determining contributions under that plan. Accordingly, we provide our Named Executive Officers and other highly compensated employees with the opportunity to defer their compensation, including amounts in excess of the tax law limit, under our nonqualified Deferred Compensation Plan. We also make profit sharing contributions under the Deferred Compensation Plan with respect to salary and annual cash incentive award of any eligible employee that exceeds the tax law limit, and for fiscal 2019 these contributions were equal to 1.8% of the total salary and annual cash incentive award of each Named Executive Officer in excess of $275,000. These contributions under the Deferred Compensation Plan allow our Named Executive Officers and other highly compensated employees to receive profit sharing contributions in the same percentage as our other employees. We do not match deferrals to the Deferred Compensation Plan. Balances in the Deferred Compensation Plan, including the balances of the Named Executive Officers, are unsecured and at-risk, meaning the balances may be forfeited in the event of the Company’s financial distress such as bankruptcy. Our matching and profit sharing contributions for fiscal 2019 to the accounts of the Named Executive Officers under the qualified and nonqualified plans are included in the All Other Compensation column in the Summary Compensation Table on page 39.
EMPLOYEE STOCK PURCHASE PLAN
Our Employee Stock Purchase Plan allows all employees who work at least 20 hours per week in the United States and in many countries outside of the United States to purchase NIKE Class B Stock, through payroll deductions, at a 15% discount to the market price on the first or last trading day of the six-month purchase period, depending on which day the stock price was lower. No plan participant is allowed to purchase more than $25,000 in market value of our stock under the plan in any calendar year or more than 500 shares in any six-month offering period. In fiscal 2019, all Named Executive Officers participated in our Employee Stock Purchase Plan, with the exception of Messrs. Parker and Campion.
POST-TERMINATION PAYMENTS UNDER NON-COMPETITION AGREEMENTS
In exchange for non-competition agreements from all of our Named Executive Officers, we have agreed to provide, during the non-competition period, the monthly payments described in the section below titled “Executive Compensation Tables - Potential Payments upon Termination or Change-in-Control”, some of which are at the election of the Company. We believe that it is appropriate to compensate individuals to refrain from working with competitors following termination, and that compensation enhances the enforceability of such agreements.

36 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

STOCK OWNERSHIP GUIDELINES
NIKE maintains the following stock ownership guidelines for executive officers. These guidelines are designed to further align the long-term interests of our executive officers with those of our shareholders. Under the guidelines, the CEO and other executive officers are required to hold NIKE stock valued at the following multiple of their annual base salary:

POSITION	OWNERSHIP LEVEL
Chief Executive Officer		6X Base Salary
Other Named Executive Officers		3X Base Salary
Other Executive Officers		2X Base Salary
New officers are required to attain these ownership levels within five years of their appointment. As of May 31, 2019, each of our executive officers has met or is on track to meet the applicable ownership guideline within the requisite period.
HEDGING AND PLEDGING
The Company’s Blackout and Pre-clearance Policy (which supplements our Insider Trading Policy) prohibits directors, executive officers, and other designated insiders from engaging in transactions involving hedging, monetization or short sales of NIKE stock, including zero-cost collars and forward sale contracts. The policy also requires directors, executive officers, and designated insiders to obtain pre-approval from the Company’s Clearance Director before pledging NIKE stock. Before granting approval of any pledge, the Clearance Director considers the size of the pledge relative to the individual’s other holdings, both direct and indirect, and NIKE’s shares outstanding; the risk of foreclosure given the nature of the associated transaction; protections against the appearance of insider trading, including prohibitions on sales during trading black-outs; and the ability to timely report sales on Form 4.
CHANGE-IN-CONTROL PROVISIONS
LTIP awards are not subject to accelerated change-in-control vesting. All unvested stock option, restricted stock, and RSU awards are subject to accelerated change-in-control vesting only when two events (a “double-trigger”) occur. Vesting of grants is generally accelerated only if there is a change-in-control of the Company and either the acquiring entity fails to assume the awards or the employee’s employment is terminated by the acquirer without cause or by the employee for good reason within two years following a change-in-control. This double-trigger was adopted to encourage executive retention through a period of uncertainty and a subsequent integration with an acquirer. The Committee believes that this approach will enhance shareholder value in the context of an acquisition, and align executives with the interests of investors. The effects of change-in-control transactions on stock option, restricted stock, and RSU awards are described further in the section below titled “Executive Compensation Tables - Potential Payments Upon Termination or Change-in-Control”.
CLAWBACK POLICY
The Company maintains a policy for recoupment of incentive compensation (the “clawback policy”), and through its incentive compensation plans, addresses additional circumstances under which the Company may clawback awards. Under the clawback policy, an executive officer who is involved in wrongful conduct that results in a restatement of the Company’s financial statements must repay to the Company up to the full amount of any incentive compensation based on the financial statements that were subsequently restated. The clawback policy covers the annual cash incentive award, long-term cash incentive award, profit sharing contributions to the Deferred Compensation Plan, and excess proceeds from sales of stock acquired under stock option, restricted stock, and RSU awards that occurred prior to the restatement. Our Executive Performance Sharing Plan, Long-Term Incentive Plan and Stock Incentive Plan contain provisions that clarify that for all participants in those plans the Committee may apply additional clawback policies to awards, or add clawback terms to award agreements or notices, and that any clawback requirements of applicable law and regulation will apply to the plans.

2019 PROXY STATEMENT 37

COMPENSATION DISCUSSION AND ANALYSIS

RISK ASSESSMENT
At the Committee’s request, in fiscal 2019 management prepared and discussed with the Committee an assessment of potential risk associated with the Company’s compensation programs, including any risk that would be reasonably likely to have a material adverse effect on the Company. This included an assessment of risks associated with each element of employee compensation. The assessment considered certain design features of the compensation programs that reduce the likelihood of excessive risk taking, such as reasonable performance targets, capped payouts of incentive compensation, a balance of short-and long-term incentives, a balance of cash and equity incentives, vesting of awards over time, and the potential for clawback of incentive compensation. In addition, for equity compensation, the Committee and the Board have adopted stock ownership guidelines, limited accelerated vesting of stock options upon termination of employment, and implemented double-trigger accelerated vesting for all equity awards upon change-in-control (each as described above).
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION
Section 162(m) of the Internal Revenue Code generally places a $1 million limit on the amount of compensation a company can deduct in any one year on compensation paid to “covered employees”. Prior to the adoption of the Tax Cuts and Jobs Act, which was enacted on December 22, 2017 (the “TCJA”), the Internal Revenue Code provided an exception that generally excluded performance-based compensation from the calculation of the $1 million limit on deductible compensation to the extent that such compensation was based upon the attainment of pre-established, objective performance goals established under a shareholder-approved plan. The TCJA repealed this exclusion, and, as a result, compensation paid to “covered employees” in excess of $1 million will no longer be deductible, even if performance-based, other than with respect to certain arrangements in place on November 2, 2017. Prior to the TCJA, the Committee considered, among other things, the impact of the exclusion for performance-based compensation when developing and implementing our executive compensation programs. Annual cash incentive awards under our Executive Performance Sharing Plan, long-term cash incentive awards under our Long-Term Incentive Plan, and stock options under our Stock Incentive Plan were designed in a manner intended to meet the requirements under the exclusion, although we could not guarantee such treatment given the complex nature of the performance-based compensation requirements.
While the Committee seeks to preserve tax deductibility in developing and implementing our compensation program, the Committee also believes that it is important to maintain flexibility in administering compensation programs in a manner designed to promote varying corporate goals. Accordingly, we have not adopted a policy that all compensation must qualify as deductible for tax purposes and retain the ability to provide compensation that may not qualify as deductible under Section 162(m).
COMPENSATION COMMITTEE REPORT
The Compensation Committee of the Board of Directors (the “Committee”) has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:

•	Timothy D. Cook, Chair

•	Cathleen A. Benko

•	Elizabeth J. Comstock

38 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE COMPENSATION TABLES
SUMMARY COMPENSATION TABLE
The following table sets forth information concerning compensation for fiscal 2017-2019 paid to or earned by our Named Executive Officers.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS(1) ($)	STOCK AWARDS(2) ($)	OPTION AWARDS(3) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION(4) ($)	ALL OTHER COMPENSATION(5) ($)	TOTAL ($)
Mark G. Parker Chairman, President and Chief Executive Officer	2019	1,676,923	—	5,000,012	3,052,000	4,091,695	147,392	13,968,022
	2018	1,550,000	1,295,000	3,500,020	1,618,650	1,295,000	208,790	9,467,460
	2017	1,550,000	—	3,500,035	1,542,750	6,261,144	997,570	13,851,499
Andrew Campion Executive Vice President and Chief Financial Officer	2019	1,038,461	—	1,150,073	1,395,200	1,266,925	32,049	4,882,708
	2018	963,462	277,500	7,000,040	735,750	277,500	63,514	9,317,766
	2017	889,231	—	750,053	701,250	1,513,176	92,546	3,946,256
Eric D. Sprunk Chief Operating Officer	2019	1,142,308	—	1,250,022	1,569,600	1,393,620	33,879	5,389,429
	2018	1,092,308	277,500	7,000,040	833,850	277,500	80,560	9,561,758
	2017	1,042,308	—	750,053	794,750	1,603,277	253,713	4,444,101
Elliott J. Hill(6) President, Consumer & Marketplace	2019	1,119,738	—	1,250,022	1,569,600	1,366,085	69,968	5,375,413
Hilary K. Krane(6) Executive Vice President, Chief Administrative Officer & General Counsel	2019	1,026,923	—	1,150,073	1,395,200	1,252,850	31,846	4,856,892
	2018	892,308	185,000	4,850,042	686,700	185,000	58,524	6,857,574

(1)
Represents one-time, discretionary cash bonuses awarded to certain executive officers for fiscal 2018 to normalize their compensation to that of non-executive officers. The non-executive officers had received a higher payout under the 2016-2018 LTIP because their payout was able to be adjusted for the impact of the Tax Cuts and Jobs Act.

(2)
Represents the grant date fair value of restricted stock and restricted stock unit awards granted in the applicable fiscal year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value is based on the closing market price of our Class B Stock on the grant date.

(3)
Represents the grant date fair value of options granted in the applicable fiscal year computed in accordance with accounting guidance applicable to stock-based compensation. The grant date fair value of the options was estimated using the Black-Scholes option pricing model. The assumptions made in determining the grant date fair values of options under applicable accounting guidance are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2019.

(4)	Non-Equity Incentive Plan Compensation consists of the following:

NAME	FISCAL YEAR	ANNUAL INCENTIVE COMPENSATION(a) ($)	LONG-TERM INCENTIVE COMPENSATION(b) ($)	TOTAL ($)
Mark G. Parker	2019	4,091,695	—	4,091,695
	2018	—	1,295,000	1,295,000
	2017	1,642,194	4,618,950	6,261,144
Andrew Campion	2019	1,266,925	—	1,266,925
	2018	—	277,500	277,500
	2017	523,401	989,775	1,513,176
Eric D. Sprunk	2019	1,393,620	—	1,393,620
	2018	—	277,500	277,500
	2017	613,502	989,775	1,603,277
Elliott J. Hill	2019	1,366,085	—	1,366,085
Hilary K. Krane	2019	1,252,850	—	1,252,850
	2018	—	185,000	185,000

(a)	Amounts shown were earned for performance in the applicable fiscal year under our Executive Performance Sharing Plan.

(b)	Amounts shown were earned for performance during the three-year period ending with the applicable fiscal year under our Long-Term Incentive Plan.

(5)
For fiscal 2019 for each of the Named Executive Officers, this includes (a) profit-sharing contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $4,846; (b) matching contributions by us to the 401(k) Savings and Profit Sharing Plan in the amount of $13,750, and (c) profit‑sharing contributions by us to the Deferred Compensation Plan in the following amounts: $24,704 for Mr. Parker, $13,453 for Mr. Campion, $15,283 for Mr. Sprunk, $25,764 for Mr. Hill, and $13,250 for Ms. Krane. For Mr. Hill also includes $10,000 in compensation in recognition of 30 years of service with the Company, and associated tax reimbursement in the amount of $5,004, pursuant to our Valued Service Award Program, under which all employees receive cash awards and associated tax reimbursements in recognition of their significant service anniversaries with the Company. The amount for Mr. Hill also includes spousal travel and attendance at a Company-sponsored function, Company-related merchandise, and financial advisory services. For Mr. Parker, includes the cost of daily residential security, including monitoring, patrols, and installation at primary residence provided by the

2019 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

Company of $34,188. The amount for Mr. Parker also includes $69,904 in aggregate incremental cost to the Company for his personal use of the Company’s aircraft and actual cost of chartered flights for travel to and from the board and shareholder meetings of an outside company for which Mr. Parker serves as a director. The aggregate incremental cost is determined based on the variable operating cost to the Company including the cost of fuel, maintenance, crew travel expenses, landing fees, parking fees, in-flight food and beverage, and other smaller variable costs associated with each flight. This amount excludes the aggregate incremental cost to the Company for Mr. Parker’s personal use of the Company’s aircraft for which Mr. Parker reimbursed the Company in accordance with a time sharing agreement and as allowed under Federal Aviation Regulation 91.501(c) and (d).

(6)
Because Mr. Hill was only a Named Executive Officer for fiscal 2019 and Ms. Krane was only a Named Executive Officer for fiscal 2019 and 2018, no disclosure is included as to Mr. Hill for fiscal 2018 or fiscal 2017 or as to Ms. Krane for fiscal 2017.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2019
The following table sets forth information concerning the performance-based annual cash incentive opportunities, performance-based long-term cash incentive opportunities, restricted stock and restricted stock unit awards, and stock options granted to the Named Executive Officers in fiscal 2019.

		ESTIMATED FUTURE PAYOUTS UNDER NON-EQUITY INCENTIVE PLAN AWARDS						ALL OTHER STOCK AWARDS: NUMBER OF SHARES OF STOCK OR UNITS(3)	ALL OTHER OPTION AWARDS: NUMBER OF SECURITIES UNDERLYING OPTIONS(4)	EXERCISE OR BASE PRICE OF OPTION AWARDS	GRANT DATE FAIR VALUE OF STOCK AND OPTION AWARDS(5)
		THRESHOLD		TARGET		MAXIMUM
NAME	GRANT DATE	($)		($)		($)		(#)	(#)	($/SH)	($)
Mark G. Parker	6/20/2018	1,700,000	(1)	3,400,000	(1)	5,100,000	(1)
	6/20/2018	2,500,000	(2)	5,000,000	(2)	10,000,000	(2)
	8/1/2018							64,483			5,000,012
	8/1/2018								175,000	77.54	3,052,000
Andrew Campion	6/20/2018	525,000	(1)	1,050,000	(1)	1,575,000	(1)
	6/20/2018	500,000	(2)	1,000,000	(2)	2,000,000	(2)
	8/1/2018							14,832			1,150,073
	8/1/2018								80,000	77.54	1,395,200
Eric D. Sprunk	6/20/2018	575,000	(1)	1,150,000	(1)	1,725,000	(1)
	6/20/2018	500,000	(2)	1,000,000	(2)	2,000,000	(2)
	8/1/2018							16,121			1,250,022
	8/1/2018								90,000	77.54	1,569,600
Elliott J. Hill	6/20/2018	575,000	(1)	1,150,000	(1)	1,725,000	(1)
	6/20/2018	500,000	(2)	1,000,000	(2)	2,000,000	(2)
	8/1/2018							16,121			1,250,022
	8/1/2018								90,000	77.54	1,569,600
Hilary K. Krane	6/20/2018	525,000	(1)	1,050,000	(1)	1,575,000	(1)
	6/20/2018	500,000	(2)	1,000,000	(2)	2,000,000	(2)
	8/1/2018							14,832			1,150,073
	8/1/2018								80,000	77.54	1,395,200

(1)
These amounts represent the potential performance-based annual cash incentive awards payable for performance during fiscal 2019 under our Executive Performance Sharing Plan. Under this plan, the Compensation Committee approved target awards for fiscal 2019 based on a percentage of the executive’s base salary paid during fiscal 2019 as follows: Mr. Parker, 200%; Mr. Campion, 100%; Mr. Sprunk, 100%; Mr. Hill, 100%; and Ms. Krane, 100%. The Committee also established a series of performance targets based on our earnings before interest and taxes (“EBIT”) for fiscal 2019 (excluding the effect of acquisitions, divestitures, or accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 150% of the target awards. The EBIT for fiscal 2019 required to earn the target award payout was $4,685 million. The EBIT for fiscal 2019 required to earn the 150% maximum payout was $5,060 million. The EBIT for fiscal 2019 required to earn the 50% threshold payout was $4,310 million. Participants receive a payout at the percentage level at which the performance target is met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance, viewed holistically. Actual award payouts earned in fiscal 2019 and paid in fiscal 2020 are shown in footnote 4 to the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table.

(2)
These amounts represent the potential performance-based long-term cash incentive awards payable for performance during the three-year period consisting of fiscal 2019-2021 under our Long-Term Incentive Plan. Under this plan, the Compensation Committee approved target awards for the performance period and also established a series of performance targets based on our cumulative revenues and cumulative diluted earnings per common share (“EPS”) for the performance period (excluding the effect of acquisitions, divestitures, and accounting changes not reflected in our business plan at the time of approval of the target awards) corresponding to award payouts ranging from 50% to 200% of the target awards. Participants will receive a payout at the average of the percentage levels at which the two performance targets are met, subject to the Committee’s discretion to reduce or eliminate any award based on Company or individual performance, viewed holistically. For cumulative revenues over the performance period, the target payout requires revenues of $122,826 million, the 50% threshold payout requires revenues of $118,162 million, and the 200% maximum payout requires revenues of $132,521 million. For cumulative EPS over the performance period, the target payout requires EPS of $8.11, the 50% threshold payout requires EPS of $7.51, and the 200% maximum payout requires EPS of $9.40. Under the terms of the awards, on the first payroll period ending in August 2021 we will issue the award payout to each participant, provided that the participant is employed by us on the last day of the performance period.

(3)
These amounts represent grants of restricted stock units under our Stock Incentive Plan which vest in three equal installments on the first three anniversaries of the grant date. Vesting will be accelerated in certain circumstances as described in the section below titled “Potential Payments Upon Termination or Change-in-Control”. Dividends are payable on restricted stock units only upon vesting.

40 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

(4)
All amounts reported in this column represent options granted under our Stock Incentive Plan which become exercisable for option shares in four equal installments on the first four anniversaries of the grant date. Options will become fully exercisable in certain circumstances as described in the section below titled “Potential Payments Upon Termination or Change-in-Control”. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(5)
For stock awards, represents the value of restricted stock units granted based on the closing market price of our Class B Stock on the grant date. For option awards, represents the grant date fair value of options granted based on a value of $17.44 per share calculated using the Black-Scholes option pricing model. These are the same values for these equity awards used under accounting guidance applicable to stock-based compensation. The assumptions made in determining option values are disclosed in Note 11 of Notes to Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended May 31, 2019.

OUTSTANDING EQUITY AWARDS AT MAY 31, 2019
The following table sets forth information concerning outstanding stock options and unvested restricted stock and restricted stock units held by the Named Executive Officers at May 31, 2019.

	OPTION AWARDS					STOCK AWARDS
NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE (#)	NUMBER OF SECURITIES UNDERLYING UNEXERCISABLE OPTIONS (#)(1)		OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (#)		MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED ($)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (#)		EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED ($)
Mark G. Parker	660,000	—		17.2400	7/16/2020
	660,000	—		22.9250	7/15/2021
	660,000	—		23.2700	7/20/2022
	330,000	—		31.6750	7/19/2023
	330,000	—		38.7600	7/18/2024
	247,500	82,500	(2)	56.4000	7/17/2025
	82,500	82,500	(3)	57.8700	7/15/2026
	41,250	123,750	(4)	59.1000	7/20/2027
	—	175,000	(5)	77.5400	8/1/2028	346,306	(6)	26,714,045	166,636	(11)	12,854,301
Andrew Campion	120,000	—		23.2700	7/20/2022
	60,000	—		31.6750	7/19/2023
	80,000	—		38.7600	7/18/2024
	90,000	30,000	(2)	56.4000	7/17/2025
	37,500	37,500	(3)	57.8700	7/15/2026
	18,750	56,250	(4)	59.1000	7/20/2027
	—	80,000	(5)	77.5400	8/1/2028	131,955	(7)	10,179,009
Eric D. Sprunk	120,000	—		38.7600	7/18/2024
	120,000	40,000	(2)	56.4000	7/17/2025
	42,500	42,500	(3)	57.8700	7/15/2026
	21,250	63,750	(4)	59.1000	7/20/2027
	—	90,000	(5)	77.5400	8/1/2028	133,244	(8)	10,278,442
Elliott J. Hill	34,100	—		23.2700	7/20/2022
	90,000	—		31.6750	7/19/2023
	90,000	—		38.7600	7/18/2024
	67,500	22,500	(2)	56.4000	7/17/2025
	25,000	25,000	(3)	57.8700	7/15/2026
	12,500	37,500	(4)	59.1000	7/20/2027
	—	90,000	(5)	77.5400	8/1/2028	114,423	(9)	8,826,590
Hilary K. Krane	110,000	—		31.6750	7/19/2023
	110,000	—		38.7600	7/18/2024
	97,500	32,500	(2)	56.4000	7/17/2025
	35,000	35,000	(3)	57.8700	7/15/2026
	17,500	52,500	(4)	59.1000	7/20/2027
	—	80,000	(5)	77.5400	8/1/2028	95,270	(10)	7,349,128

(1)	Stock options generally become exercisable for option shares in four equal installments on each of the first four anniversaries of the grant date.

2019 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

(2)	100% of these options vested on July 17, 2019.

(3)	50% of these options vested on July 15, 2019 and 50% will vest on July 15, 2020.

(4)	33.3% of these options vested on July 20, 2019, 33.3% will vest on July 20, 2020, and 33.3% will vest on July 20, 2021.

(5)	25% of these options will vest on August 1, 2019, 25% will vest on August 1, 2020, 25% will vest on August 1, 2021, and 25% will vest on August 1, 2022.

(6)
20,160 of these restricted shares vested on July 15, 2019. An additional 19,741 of these restricted shares vested on July 20, 2019 and 19,740 of these restricted shares will vest on July 20, 2020. 21,495 of these RSUs will vest on August 1, 2019, 21,494 of these RSUs will vest on August 1, 2020, and 21,494 of these RSUs will vest on August 1, 2021. An additional 222,182 of these RSUs will vest on June 30, 2020.

(7)
4,320 of these restricted shares vested on July 15, 2019. An additional 5,640 of these restricted shares vested on July 20, 2019 and 5,640 of these restricted shares will vest on July 20, 2020. 4,944 of these RSUs will vest on August 1, 2019, 4,944 of these RSUs will vest on August 1, 2020, and 4,944 of these RSUs will vest on August 1, 2021. An additional 101,523 of these RSUs will vest on July 20, 2020.

(8)
4,320 of these restricted shares vested on July 15, 2019. An additional 5,640 of these restricted shares vested on July 20, 2019 and 5,640 of these restricted shares will vest on July 20, 2020. 5,374 of these RSUs will vest on August 1, 2019, 5,374 of these RSUs will vest on August 1, 2020, and 5,373 of these RSUs will vest on August 1, 2021. An additional 101,523 of these RSUs will vest on July 20, 2020.

(9)
2,880 of these restricted shares vested on July 15, 2019. An additional 3,384 of these restricted shares vested on July 20, 2019 and 3,384 of these restricted shares will vest on July 20, 2020. 5,374 of these RSUs will vest on August 1, 2019, 5,374 of these RSUs will vest on August 1, 2020, and 5,373 of these RSUs will vest on August 1, 2021. An additional 88,654 of these RSUs will vest on July 17, 2020.

(10)
3,168 of these restricted shares vested on July 15, 2019. An additional 4,794 of these restricted shares vested on July 20, 2019 and 4,794 of these restricted shares will vest on July 20, 2020. 4,944 of these RSUs will vest on August 1, 2019, 4,944 of these RSUs will vest on August 1, 2020, and 4,944 of these RSUs will vest on August 1, 2021. An additional 67,682 of these RSUs will vest on July 20, 2020.

(11)
This figure represents performance at threshold, 50% of target. These RSUs may vest on June 30, 2020, subject to performance vesting based on cumulative revenue growth and cumulative EPS growth over a five-year performance period. Actual payout will depend on actual performance, which could range from 0 to 100%.

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2019
The following table sets forth information concerning stock option exercises and vesting of restricted stock during fiscal 2019 for each of the Named Executive Officers on an aggregated basis.

	OPTION AWARDS		STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON EXERCISE (#)	VALUE REALIZED ON EXERCISE ($)	NUMBER OF SHARES ACQUIRED ON VESTING (#)	VALUE REALIZED ON VESTING ($)
Mark G. Parker	735,000	47,080,061	60,587	4,687,585
Andrew Campion	103,000	5,879,392	13,655	1,055,621
Eric D. Sprunk	235,000	11,354,503	14,393	1,113,001
Elliott J. Hill	—	—	8,629	667,165
Hilary K. Krane	—	—	11,213	866,851
EQUITY COMPENSATION PLAN INFORMATION
The following table summarizes information regarding outstanding options and shares available for future issuance under equity compensation plans approved by shareholders and equity compensation plans that were not approved by shareholders as of May 31, 2019. The table does not reflect issuances made during fiscal 2020.

	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED- AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS(1)	NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS (EXCLUDING SECURITIES REFLECTED IN COLUMN (a))
PLAN CATEGORY	(a)		(b)	(c)
Equity compensation plans approved by shareholders	95,526,269	(2)	$50.5684	76,725,162	(3)
Equity compensation plans not approved by shareholders	—		—	6,108,688	(4)
Total	95,526,269		$50.5684	82,833,850

(1)	Weighted-average exercise prices do not reflect the shares that will be used upon the payment of outstanding awards of restricted stock units.

(2)
Includes 95,526,269 shares subject to awards of options, restricted stock units, and stock appreciation rights outstanding under the Stock Incentive Plan (including the maximum number of Performance-Based RSUs granted to Mr. Parker).

(3)	Includes 67,321,612 shares available for future issuance under the Stock Incentive Plan and 9,403,550 shares available for future issuance under the Employee Stock Purchase Plan.

42 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

(4)
Includes 6,108,688 shares available for future issuance under the Foreign Subsidiary Employee Stock Purchase Plan, pursuant to which shares are offered and sold to employees of selected non-U.S. subsidiaries of the Company on substantially the same terms as those offered to U.S. employees under the shareholder-approved Employee Stock Purchase Plan as described above under “Elements of Our Compensation Program - Employee Stock Purchase Plan”.

NON-QUALIFIED DEFERRED COMPENSATION IN FISCAL 2019

NAME	PLAN NAME	EXECUTIVE CONTRIBUTIONS IN FISCAL 2019(1)	NIKE CONTRIBUTIONS IN FISCAL 2019(1)	AGGREGATE EARNINGS IN FISCAL 2019	AGGREGATE WITHDRAWALS/ DISTRIBUTIONS IN FISCAL 2019	AGGREGATE BALANCE AT 5/31/2019(1)
Mark G. Parker	DCP	$937,231	$98,296	$299,041	—	$19,067,838
Andrew Campion	DCP	$259,615	$40,932	$82,398	—	$1,747,982
Eric D. Sprunk	DCP	$277,500	$48,297	$72,040	—	$12,489,567
Elliott J. Hill	DCP	$—	$40,978	$455,295	—	$7,866,496
Hilary K. Krane	DCP	$279,385	$35,942	$96,234	—	$4,864,672

(1)
All amounts reported in the Executive Contributions column are also included in amounts reported in the Summary Compensation Table. The amounts reported in the NIKE Contributions column represent profit sharing contributions made by us in early fiscal 2019 based on fiscal 2018 results; these amounts are also included in amounts reported for fiscal 2018 in the All Other Compensation column of the Summary Compensation Table. Of the amounts reported in the Aggregate Balance column, the following amounts have been reported in the Summary Compensation Tables in this proxy statement or in prior year proxy statements: Mr. Parker, $16,556,232; Mr. Campion, $1,010,825; Mr. Sprunk, $5,070,662; Mr. Hill, $40,978; and Ms. Krane, $762,566.

NON-QUALIFIED DEFERRED COMPENSATION PLANS
The Named Executive Officers are eligible to participate in our Deferred Compensation Plan (the “DCP”). Participants in the DCP may elect in advance to defer up to 100 percent of their annual base salary, bonus, and long-term incentive payments.
Each year, we share profits with our employees in the form of profit sharing contributions to defined contribution retirement plans. The contributions are allocated among eligible employees based on a percentage of their total salary and bonus for the year. To the fullest extent permitted under Internal Revenue Code limitations, these contributions are made to employees’ accounts under our qualified 401(k) Savings and Profit Sharing Plan. Contributions based on salary and bonus in excess of the tax law limit ($275,000 for fiscal 2019) are made as NIKE contributions under the DCP.
Amounts deferred under the DCP are credited to a participant’s account under the DCP. Each participant may allocate his or her account among any combination of the investment funds available under the DCP. Participants’ accounts are adjusted to reflect the investment performance of the funds selected by the participants. Participants can change the allocation of their account balances daily. The funds available under the DCP consist of 18 mutual funds with a variety of investment objectives. The investment funds had annual returns in fiscal 2019 ranging from -11.58% to 14.70%. Amounts credited to participants’ accounts are invested by us in actual investments matching the investment options selected by the participants to ensure that we do not bear any investment risk related to participants’ investment choices.
The portion of a participant’s account attributable to elective deferrals, including investment returns, is fully vested at all times. The portion of a participant’s account attributable to NIKE contributions, including investment returns, is fully vested after the participant has been employed by us for five years. All of the Named Executive Officers are fully vested in their NIKE contributions.
Each time they elect to defer compensation, participants make an election regarding distribution of the compensation deferred under the election (as adjusted to reflect investment performance). A participant may elect for distribution to be made in a lump sum at the beginning of a predetermined year while the participant is still employed or in service (but no sooner than the fourth year after the year in which the distribution election is submitted). Alternatively, a participant may elect for distribution to be made in a lump sum or in quarterly installments over five, ten or fifteen years after termination of employment or service. Participants have limited rights to change their distribution elections. Participants may make a hardship withdrawal under certain circumstances. Subject to certain limitations, a participant may also at any time request to withdraw amounts from his or her account balance that were vested as of December 31, 2004 (and any subsequent investment returns on such amount). If such request is approved, the participant may withdraw 90% of the amount requested, and the remaining 10% will be permanently forfeited.

2019 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL
CHANGE-IN-CONTROL COMPENSATION — ACCELERATION OF EQUITY AWARDS
All unvested stock option, restricted stock, and restricted stock unit (“RSU”) awards are subject to accelerated vesting upon the occurrence of two events (a “double-trigger”): there is a “change-in-control”; and the Named Executive Officer’s employment is terminated by us without “cause” or by the Named Executive Officer for “good reason”, in each case on or before the second anniversary of the change in control. Double-trigger accelerated vesting of all awards will also occur if the Named Executive Officer’s employment is terminated without “cause” or for “good reason” between shareholder approval of the change-in-control and the occurrence of the change-in-control (and, for restricted stock and RSUs, the change-in-control occurs within one year following the termination). In addition, for stock options granted since July 2010, the standard period for exercising options following termination of employment is extended from three months to four years, but not beyond each option’s original 10-year term. Accelerated vesting of stock options and RSUs will also occur if we are acquired and the acquiring company does not assume the outstanding options or RSUs. In our agreements, “change-in-control” is generally defined to include:

•
the acquisition by any person of 50% or more of our outstanding Class A Stock or, if the Class A Stock no longer elects a majority of directors, the acquisition by any person of 30% or more of our total outstanding Common Stock,

•	the nomination (and subsequent election) in a two-year period of a majority of our directors by persons other than the incumbent directors,

•	a sale of all or substantially all of our assets, and

•	an acquisition of NIKE through a merger, consolidation or share exchange.
In our agreements, “cause” generally includes willful and continued failure to substantially perform assigned duties and willful engagement in illegal conduct materially injurious to us. In our agreements, “good reason” generally includes a material diminution in position or duties, a salary reduction or material reduction in other benefits, and a home office relocation of over 50 miles.
The following table shows the estimated benefits that would have been received by the Named Executive Officers if double-trigger accelerated vesting had occurred on May 31, 2019, when the closing price of our Class B Stock was $77.14 per share.

NAME	STOCK AWARD ACCELERATION(1)	STOCK OPTION ACCELERATION(2)	TOTAL
Mark G. Parker	$52,422,647	$5,533,275	$57,955,922
Andrew Campion	$10,179,009	$2,359,575	$12,538,584
Eric D. Sprunk	$10,278,442	$2,798,625	$13,077,067
Elliott J. Hill	$8,826,590	$1,624,900	$10,451,490
Hilary K. Krane	$7,349,128	$2,295,600	$9,644,728

(1)
Information regarding unvested restricted stock and restricted stock units held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The award agreements provide for full double-trigger accelerated vesting as described above (for Performance-Based RSUs granted to Mr. Parker, assuming such awards are earned at 100%). The amounts in the table above represent the number of unvested restricted shares and RSUs multiplied by the closing price of our Class B Stock on May 31, 2019.

(2)
Information regarding outstanding unvested options held by each Named Executive Officer is set forth in the Outstanding Equity Awards table above. The agreements governing unvested stock options provide for full double-trigger accelerated vesting and an extended post-termination exercise period as described above. Amounts in the table above represent the aggregate value as of May 31, 2019 of those options using the excess of the per share closing price of our Class B Stock on May 31, 2019 over the per share exercise price, multiplied by the number of unvested option shares for each Named Executive Officer.

BENEFITS TRIGGERED ON CERTAIN EMPLOYMENT TERMINATIONS
STOCK OPTION ACCELERATION AND EXTENSION
As of May 31, 2019, each Named Executive Officer held options to purchase Class B Stock as listed in the Outstanding Equity Awards table above. Under the terms of the stock options granted to each Named Executive Officer, upon the death or disability of the officer, all unvested options become fully exercisable and the standard three-month period for exercising options following termination of employment is extended to four years, but not beyond each option’s original 10-year term. If death or disability of a Named Executive Officer had occurred on May 31, 2019, the aggregate value of those options would have been $5,533,275 for Mr. Parker, $2,359,575 for Mr. Campion, $2,798,625 for Mr. Sprunk, $1,624,900 for Mr. Hill, and $2,295,600 for Ms. Krane.
Under the terms of the unvested stock options granted to Named Executive Officers, vesting of options that have been outstanding for at least one year will be accelerated if the holder retires after reaching age 60 with at least 5 years of service, and vesting of options that have been outstanding for at least one year will continue notwithstanding termination of employment if the holder retires after reaching age 55 with at least 5 years of service. In addition, for any holder who retires after reaching age 55 (but before reaching age 60) with at least 5 years of service, the standard three-month period for exercising these options

44 NIKE, INC.

COMPENSATION DISCUSSION AND ANALYSIS

following termination of employment will be extended to four years, but not beyond the option’s original ten-year term. If termination of employment of a Named Executive Officer (other than due to death or disability) had occurred on May 31, 2019, the aggregate value of those options would have been $5,533,275 for Mr. Parker, $2,798,625 for Mr. Sprunk, $1,624,900 for Mr. Hill, and $2,295,600 for Ms. Krane. The value for Mr. Campion is zero because he has not reached age 55.
STOCK AWARD ACCELERATION
As of May 31, 2019, each Named Executive Officer held unvested restricted stock and/or restricted stock units as set forth in the Outstanding Equity Awards table above. Under the terms of their award agreements, all unvested restricted shares and restricted stock units will immediately vest fully upon the death or disability of the officer, except that Performance-Based RSUs held by Mr. Parker will vest at the threshold amount. The value of the unvested restricted shares and restricted stock units held by each Named Executive Officer as of May 31, 2019 that would have become vested if death or disability had occurred on that date is as set forth in the “Stock Award Acceleration” column of the Change-in-Control Compensation — Acceleration of Equity Awards table above, except that the amount for Mr. Parker would be $39,568,346.
PAYMENTS UNDER NONCOMPETITION AGREEMENTS
We have an agreement with Mr. Parker that contains a covenant not to compete that extends for two years following the termination of his employment with us. The agreement provides that if Mr. Parker’s employment is terminated by us, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twelfth of his then current annual salary and target Executive Performance Sharing Plan bonus (“Annual NIKE Income”). The agreement provides further that if Mr. Parker voluntarily resigns, we will make monthly payments to him during the two-year noncompetition period in an amount equal to one-twenty-fourth of his then current Annual NIKE Income. However, commencement of the above-described monthly payments will be delayed until after the six-month period following Mr. Parker’s separation from service, and all payments that he would otherwise have received during that period will be paid in a lump sum promptly following the end of the period, together with interest at the prime rate. If employment is terminated without “cause”, the parties may mutually agree to waive the covenant not to compete, and if employment is terminated for “cause”, we may unilaterally waive the covenant. Under Mr. Parker’s noncompetition agreement, “cause” means continual and repeated neglect of duties or acts of dishonesty. If the covenant is waived, we will not be required to make the payments described above for the months as to which the waiver applies. If the employment of Mr. Parker had been terminated by us on May 31, 2019, and assuming the covenant is not waived, we would have been required to pay Mr. Parker $425,000 per month for the 24-month period ending May 31, 2021. If Mr. Parker had voluntarily resigned on May 31, 2019, and assuming the covenant is not waived, we would have been required to pay Mr. Parker $212,500 per month for the 24-month period ending May 31, 2021.
We have noncompetition agreements with Mr. Campion, Mr. Sprunk, Mr. Hill, and Ms. Krane on the same terms, except that the noncompetition period is one year instead of two years, payments may commence on termination, and we may unilaterally waive the covenant in all cases including termination without cause (in which case payments would cease). In addition, for Mr. Campion, Mr. Sprunk, Mr. Hill, and Ms. Krane, the monthly payments are one-twelfth or one-twenty-fourth of their then current annual salaries, instead of their Annual NIKE Income. If the employment of these officers had been terminated by us on May 31, 2019, and assuming the covenant is not waived, we would have been required to pay Mr. Campion $87,500, Mr. Sprunk $95,833, Mr. Hill $95,833, and Ms. Krane $87,500, each on a monthly basis for the 12-month period ending May 31, 2020. If these officers had voluntarily resigned on May 31, 2019, and assuming the covenant is not waived, we would have been required to pay Mr. Campion $43,750, Mr. Sprunk $47,917, Mr. Hill $47,917, and Ms. Krane $43,750, each on a monthly basis for the 12-month period ending May 31, 2020.
CEO PAY RATIO
NIKE strives to provide competitive base pay, market-leading benefits, and an exceptional work environment that collectively create a premium employee experience. Our pay and benefit programs are designed to attract and engage talent, and reward performance, viewed holistically across individual, team, and business results. Our programs are administered to be equitable relative to employees’ performance, experience, and level within the Company.
The executive compensation program is highly incentive-based with Company performance determining a significant portion of total compensation. It is designed to maximize shareholder value by motivating executives to achieve both short- and long-term goals.

2019 PROXY STATEMENT 45

COMPENSATION DISCUSSION AND ANALYSIS

For fiscal 2019, our last completed fiscal year:

•	The employee identified at the median of all NIKE employees (other than our CEO) was a retail store employee in the United States;

•	The annual total compensation of the median employee was $25,386;

•	The annual total compensation of our CEO, Mr. Parker, was $13,968,022; and

•	The estimated ratio of the annual total compensation of our CEO to the median annual total compensation of all other NIKE employees was 550 to 1.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on the methodology described below. The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their own pay ratios.
METHODOLOGY
We selected May 1, 2019 as the date to determine the median employee. At that time, we had approximately 75,109 employees globally. After applying the “de minimis exemption” under the SEC rules, which permits us to exclude non-U.S. employees accounting for 5% or less of our total employee population, we excluded the 3,752 employees in the jurisdictions identified below, and our employee population consisted of approximately 71,357 employees.

Slovakia	1	Hungary	74	Vietnam	193
Slovenia	1	Sweden	83	Greece	201
United Arab Emirates	5	Indonesia	88	Israel	204
Sri Lanka	6	Czech Republic	89	Austria	205
Philippines	23	Denmark	90	Portugal	209
Croatia	25	India	99	South Africa	212
Macao	34	Switzerland	112	Poland	238
New Zealand	53	Ireland	121	Turkey	445
Uruguay	67	Malaysia	167	Hong Kong	454
Norway	71	Thailand	182
Of the 71,357 employees included in the CEO Pay Ratio calculation, approximately 72% were full-time, 53% were in retail jobs, and 51% were located in the United States.
To identify our median employee we calculated annual compensation for fiscal 2019 based on base salary or hourly wages, as applicable. For the majority of our employees, base salary or hourly wages comprise the majority of their compensation. To determine wages for hourly employees, we used each individual’s pay rate and estimated scheduled hours in the applicable Human Resources system of record.
After determining the annual compensation for our employee population as described above, we identified a subset of approximately 100 individuals representing the potential median employee population. For this subset, we calculated each employee’s annual total compensation in U.S. dollars for fiscal 2019 based on the Summary Compensation Table rules used for our Named Executive Officers (in accordance with Item 402(c)(2)(x) of Regulation S-K). Compensation for permanent employees hired during the fiscal year was annualized and the median employee was then selected from the subset to determine the CEO Pay Ratio.

46 NIKE, INC.

AUDIT MATTERS

PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit & Finance Committee of the Board of Directors has sole authority to retain, with shareholder ratification, the Company’s independent registered public accounting firm. The Audit & Finance Committee directly oversees the firm’s work with respect to the annual audit of the Company’s consolidated financial statements and internal control over financial reporting and approves all audit engagement fees and terms. At least annually, the Audit & Finance Committee evaluates the independent registered public accounting firm’s qualifications, performance, and independence, including a review and evaluation of its lead partner. The Audit & Finance Committee is also involved in the selection of the new lead engagement partner following mandated rotation of the firm’s lead partner, and is responsible for considering the benefits of rotation of the Company’s independent registered public accounting firm.
The Audit & Finance Committee has appointed PricewaterhouseCoopers LLP to audit the Company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending May 31, 2020 and to render other professional services as required.
PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm for many years. The Audit & Finance Committee and the Board of Directors believe that the continued retention of PricewaterhouseCoopers LLP as the independent registered public accounting firm is in the best interests of the Company and its shareholders.
Accordingly, the Audit & Finance Committee is submitting the appointment of PricewaterhouseCoopers LLP to shareholders for ratification. If the appointment is not ratified by our shareholders, the Audit & Finance Committee may reconsider whether it should appoint another independent registered public accounting firm.
Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to questions.
Aggregate fees billed by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, for audit services related to the most recent two fiscal years, and for other professional services incurred in the most recent two fiscal years, were as follows:

TYPE OF SERVICE	2019	2018
Audit Fees(1)	$22.1 million	$20.3 million
Audit-Related Fees(2)	0.1 million	— million
Tax Fees(3)	1.4 million	1.3 million
All Other Fees(4)	0.3 million	0.1 million
Total	$23.9 million	$21.7 million
(1)    Comprises the audits of the Company’s annual financial statements and internal controls over financial reporting, and reviews of the Company’s quarterly financial statements, as well as statutory audits of Company subsidiaries, attest services and consents to SEC filings.
(2)    Comprises services including consultations regarding financial accounting and reporting.
(3)    Comprises services for tax compliance, tax planning and tax advice. Tax compliance includes services for compliance related tax advice, as well as the preparation and review of both original and amended tax returns for the Company and its consolidated subsidiaries. Tax compliance related fees represented $0.2 million and $0.1 million of the tax fees for fiscal 2019 and 2018, respectively. The remaining tax fees primarily include tax advice.
(4)    Comprises other miscellaneous services.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit & Finance Committee established policies and procedures under which all audit and non-audit services performed by the Company’s independent registered public accounting firm must be approved in advance by the Audit & Finance Committee. During fiscal 2019, PricewaterhouseCoopers LLP was engaged to be paid fees totaling $2,500, or less than 0.1% of total fees, for one service that was not pre-approved. During fiscal 2018, fees totaling $2,500, or less than 0.1% of total fees, were paid to PricewaterhouseCoopers LLP for one engagement that was not pre-approved. All such services were approved by the Audit & Finance Committee promptly after their inadvertent omission from pre-approval was noticed.

BOARD RECOMMENDATION

The Board of Directors recommends that shareholders vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending May 31, 2020.

2019 PROXY STATEMENT 47

AUDIT MATTERS

REPORT OF THE AUDIT & FINANCE COMMITTEE
The Audit & Finance Committee has:

•	Reviewed and discussed the audited financial statements with management.

•
Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) Statement on Auditing Standards No. 16 Communications with Audit Committees and the SEC.

•
Received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

•
Based on the review and discussions above, recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Securities and Exchange Commission.

Members of the Audit & Finance Committee:

•	Alan B. Graf, Jr., Chairman

•	John G. Connors

•	John J. Donahoe II

48 NIKE, INC.

STOCK OWNERSHIP INFORMATION
STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT
The following table sets forth the number of shares of the classes of NIKE securities beneficially owned, as of June 30, 2019, after giving effect to any transactions that occurred on such date, by (i) each person known to the Company to be the beneficial owner of more than 5 percent of any class of the Company’s securities, (ii) each of the directors and nominees for director, (iii) each executive officer listed in the Summary Compensation Table (“Named Executive Officers”), and (iv) all directors, Named Executive Officers, and other executive officers as a group. Because Class A Stock is convertible into Class B Stock on a share-for-share basis, each beneficial owner of Class A Stock is deemed by the SEC to be a beneficial owner of the same number of shares of Class B Stock. Therefore, in indicating a person’s beneficial ownership of shares of Class B Stock in the table, it has been assumed that such person has converted into Class B Stock all shares of Class A Stock of which such person is a beneficial owner. For these reasons the table contains substantial duplications in the numbers of shares and percentages of Class A and Class B Stock shown for Swoosh, LLC, Philip H. Knight, the Travis A. Knight 2009 Irrevocable Trust II, and Travis A. Knight in his capacity as the Trustee of such Trust. In addition, unless otherwise indicated, all persons named below can be reached c/o Ann M. Miller, Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer, NIKE, Inc., One Bowerman Drive, Beaverton, Oregon 97005-6453.

	TITLE OF CLASS	SHARES BENEFICIALLY OWNED(1)		PERCENT OF CLASS(2)
Cathleen A. Benko	Class B	4,312		—
Elizabeth J. Comstock	Class B	104,813	(3)	—
John G. Connors	Class B	130,653	(3)	—
Timothy D. Cook	Class B	110,813	(3)	—
John J. Donahoe II	Class B	19,045		—
Alan B. Graf, Jr.	Class B	197,765		—
Peter B. Henry	Class B	4,466		—
Travis A. Knight	Class A	39,856,369	(4)	12.7%
	Class B	39,876,642	(4)	3.1%
John C. Lechleiter	Class B	153,051	(3)	—
Mark G. Parker(5)	Class B	4,528,704	(3)(6)	0.4%
Michelle A. Peluso	Class B	19,149		—
John W. Rogers, Jr.	Class B	7,355		—
John R. Thompson, Jr.	Class B	80,347	(7)	—
Andrew Campion(5)	Class B	515,980	(3)	—
Eric D. Sprunk(5)	Class B	438,990	(3)	—
Elliott J. Hill(5)	Class B	406,590	(3)	—
Hilary K. Krane(5)	Class B	536,065	(3)(6)	—

2019 PROXY STATEMENT 49

STOCK OWNERSHIP INFORMATION

	TITLE OF CLASS		SHARES BENEFICIALLY OWNED(1)		PERCENT OF CLASS(2)
Sojitz Corporation of America	Preferred	(8)	300,000		100.0%
1211 S.W. 5th Ave, Pacwest Center, Ste. 2220, Portland, OR 97204
Philip H. Knight One Bowerman Drive, Beaverton, OR 97005	Class A		21,054,487	(9)	6.7%
	Class B		32,440,174	(10)	2.6%
Swoosh, LLC 22990 NW Bennett Street, Hillsboro, OR 97124	Class A		245,000,000	(11)	77.7%
	Class B		245,000,000		16.3%
Travis A. Knight 2009 Irrevocable Trust II 22990 NW Bennett Street, Hillsboro, OR 97124	Class A		39,856,369	(4)	12.7%
	Class B		39,856,369	(4)	3.1%
The Vanguard Group 100 Vanguard Blvd., Malvern, PA 19355	Class B		104,935,348	(12)	8.2%

BlackRock, Inc. 55 East 52nd Street, New York, NY 10055	Class B		86,268,224	(13)	6.8%

Capital World Investors 333 South Hope Street, Los Angeles, CA 90071	Class B		63,881,684	(14)	5.0%

All directors and executive officers as a group (19 persons)	Class A		39,856,369	(4)	12.7%
	Class B		48,071,714	(3)(4)	3.8%

(1)
A person is considered to beneficially own any shares: (a) over which the person exercises sole or shared voting or investment power, or (b) of which the person has the right to acquire beneficial ownership at any time within 60 days (such as through conversion of securities or exercise of stock options). Unless otherwise indicated, voting and investment power relating to the above shares is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

(2)	Omitted if less than 0.1 percent.

(3)
These amounts include the right to acquire the following numbers of shares within 60 days after June 30, 2019 pursuant to the exercise of stock options: 90,000 shares for Ms. Comstock, 90,000 shares for Mr. Connors, 90,000 shares for Mr. Cook, 90,000 shares for Dr. Lechleiter, 3,011,250 shares for Mr. Parker, 406,250 shares for Mr. Campion, 303,750 shares for Mr. Sprunk, 319,100 shares for Mr. Hill, 370,000 shares for Ms. Krane, and 6,118,850 shares for the executive officer and director group.

(4)
Includes 20,713,989 shares of Class A Stock held directly by the Travis A. Knight 2009 Irrevocable Trust II (the “Trust”), of which Mr. Travis Knight is the Trustee, and 19,142,380 shares of Class A Stock held by an indirect subsidiary of the Trust. Mr. Knight and members of his immediate family are among the beneficiaries of the Trust. Mr. Knight disclaims beneficial ownership of the Company’s securities held directly and indirectly by the Trust, except to the extent of his pecuniary interest therein. On June 30, 2016, a wholly owned subsidiary of the Trust acquired all of the voting units in Swoosh, LLC. Mr. Knight disclaims beneficial ownership of all securities held by Swoosh, LLC.

(5)	Named Executive Officer listed in the Summary Compensation Table.

(6)	Includes shares held in accounts under the NIKE, Inc. 401(k) Savings and Profit Sharing Plan for Mr. Parker and Ms. Krane in the amounts of 36,011 and 117, respectively.

(7)	Includes 33,534 shares credited to Mr. Thompson’s account under the NIKE, Inc. Deferred Compensation Plan.

(8)	Preferred Stock does not have general voting rights except as provided by law, and under certain circumstances as provided in the Company’s Restated Articles of Incorporation, as amended.

(9)
Does not include 521,792 shares of Class A Stock that are owned by Mr. Philip Knight’s spouse. Mr. Philip Knight has disclaimed ownership of all such shares. Mr. Philip Knight holds the position Chairman Emeritus, and has a standing invitation to attend all meetings of the Board as a non-voting observer.

(10)
Does not include: (a) 521,792 shares of Class A Stock that are owned by Mr. Philip Knight’s spouse, and (b) 22,336,056 shares of Class B Stock held by the Knight Foundation, a charitable foundation in which Mr. Philip Knight and his spouse are directors. Mr. Philip Knight has disclaimed ownership of all such shares. Mr. Philip Knight holds the position Chairman Emeritus, and has a standing invitation to attend all meetings of the Board as a non-voting observer.

(11)	Information provided as of July 18, 2018 in the Form 4 filed by the shareholder.

(12)	Information provided as of February 11, 2019 in Schedule 13G filed by the shareholder.

(13)	Information provided as of February 5, 2019 in Schedule 13G filed by the shareholder.

(14)	Information provided as of February 12, 2019 in Schedule 13B filed by the shareholder.

50 NIKE, INC.

STOCK OWNERSHIP INFORMATION

TRANSACTIONS WITH RELATED PERSONS
Mr. Parker’s sibling Stephen Parker was employed by the Company in a non-executive role in fiscal 2019 as a Vice President with Converse. During fiscal 2019, the Company paid aggregate compensation to Stephen Parker in the amount of $657,635, comprised of salary, matching contributions to Company-sponsored retirement plans, and $556,708 paid in connection with his termination of service. Additionally, during fiscal 2019 the Company paid Mr. Parker’s sibling Ann Parker, a former non-executive employee of the Company, $133,207 in connection with her termination of service in fiscal 2018. The compensation and benefits, including separation benefits, received by each of Mr. Parker’s siblings were consistent with compensation paid to other similarly situated employees.
Eric Sprunk’s daughter, Nicole Sprunk, was employed by the Company in a non-executive role in fiscal 2019 as a Brand Director. During fiscal 2019, the Company paid aggregate compensation to Nicole Sprunk of $243,774, comprised of salary, bonus, the value of stock granted, and profit sharing and matching contributions to the Company-sponsored retirement plan. The compensation and benefits received by Nicole Sprunk were consistent with compensation paid to other employees holding similar positions.
Philip H. Knight, the father of NIKE director Travis A. Knight, serves as Chairman Emeritus, which provides a standing invitation for Philip H. Knight to attend meetings of the Board and its committees as a non-voting observer. As Chairman Emeritus, Mr. Knight receives an annual salary of $500,000, and medical and dental insurance coverage generally available to employees. In fiscal 2019, Philip H. Knight received $508,811, comprised of salary and profit sharing contributions to Company-sponsored retirement plans.
The Company’s written policy requires the Corporate Responsibility, Sustainability & Governance Committee to review any transaction or proposed transaction with a related person that would be required to be reported under Item 404(a) of Regulation S-K, and to determine whether to ratify or approve the transaction, with ratification or approval to occur only if the committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
The members of the Compensation Committee of the Board of Directors during fiscal 2019 were Timothy D. Cook, Cathleen A. Benko, Elizabeth J. Comstock, and Johnathan A. Rodgers. The committee is composed solely of independent, non-employee directors. No member of the Compensation Committee has been an executive officer of the Company, and no member of the Compensation Committee had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, the executive officers of which served as a director or member of the Compensation Committee of the Company during fiscal 2019.

2019 PROXY STATEMENT 51

OTHER MATTERS
As of the time this proxy statement was printed, management was unaware of any proposals to be presented for consideration at the Annual Meeting other than those set forth herein, but if other matters do properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by such proxy according to their best judgment.
SHAREHOLDER PROPOSALS
A proposal by a shareholder for inclusion in the Company’s proxy statement and form of proxy for the 2020 annual meeting of shareholders must be received by Ann M. Miller, Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer of NIKE, Inc. at One Bowerman Drive, Beaverton, Oregon 97005-6453, on or before April 11, 2020 to be eligible for inclusion. Rules under the Securities Exchange Act of 1934, as amended, describe standards as to the submission of shareholder proposals. In addition, the Company’s Bylaws require that any shareholder wishing to make a nomination for director, or wishing to introduce a proposal or other business at a shareholder meeting must give the Company at least 60 days’ advance written notice, which for the 2020 annual meeting of shareholders is July 19, 2020, and that notice must meet certain other requirements described in the Bylaws.
For the Board of Directors,
Ann M. Miller
Vice President, Corporate Secretary, and Chief Ethics & Compliance Officer

52 NIKE, INC.

ANNUAL
MEETING
AND
PROXY STATEMENT
September 19, 2019
Beaverton, Oregon

Whether or not you plan to attend the meeting, please sign and date the enclosed proxy card and return it in the enclosed envelope, or vote online or by telephone following the instructions on the proxy card.

Your vote matters - here's how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 P.M., Eastern Time, on September 18, 2019.

Online Go to www.edocumentview.com/NKE or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NKE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and a vote FOR Proposals 2 and 3.

1. Class A director nominees: To elect a Board of Directors for the ensuing year.
	For	Withhold		For	Withhold		For	Withhold
01 - Cathleen A. Benko	☐	☐	02 - Elizabeth J. Comstock	☐	☐	03 - John G. Connors	☐	☐
04 - Timothy D. Cook	☐	☐	05 - John J. Donahoe II	☐	☐	06 - Travis A. Knight	☐	☐
07 - Mark G. Parker	☐	☐	08 - John W. Rogers, Jr.	☐	☐	09 - John R. Thompson, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2019 Annual Meeting of Shareholders
for Shareholders as of July 19, 2019
September 19, 2019
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left, and drive 2.4 miles. Turn right on SW Bowerman Drive into the NIKE World Headquarters (WHQ). Keep right at the entry and go directly to the parking structure. Follow posted signs to the Tiger Woods Conference Center, which is located directly ahead of the parking structure. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NKE

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — NIKE, INC.

CLASS A COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 19, 2019
The undersigned hereby appoints Mark G. Parker, Travis A. Knight and Michelle A. Peluso, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class A Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2019, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.

C	Non-Voting Items

Change of Address — Please print new address below.

Your vote matters - here's how to vote!
You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59 P.M., Eastern Time, on September 18, 2019.

Online Go to www.edocumentview.com/NKE or scan the QR code — login details are located in the shaded bar below.

Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NKE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	x

Annual Meeting Proxy Card
IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 AND a vote FOR Proposals 2 and 3.

1.	Class B director nominees: To elect a Board of Directors for the ensuing year.
		For	Withhold		For	Withhold		For	Withhold
	01 - Alan B. Graf, Jr.	☐	☐	02 - Peter B. Henry	☐	☐	03 - Michelle A. Peluso	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To approve executive compensation by an advisory vote.	☐	☐	☐	3.	To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm.	☐	☐	☐
4.	To transact such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Meeting Information
2019 Annual Meeting of Shareholders
for Shareholders as of July 19, 2019
September 19, 2019
10:00 A.M. PDT
Meeting Location:
Tiger Woods Conference Center
One Bowerman Drive
Beaverton, OR 97005
Meeting Directions

From I-5 South of Portland:	I-5 North to 217 North. Follow to Hwy 26 West.
From I-5 North of Portland:	I-5 South to I-405 South. Follow to Hwy 26 West.
From I-84 East of Portland:	I-84 West to I-5 South to I-405 North. Follow to Hwy 26 West.

Exit Hwy 26 at Murray Blvd, turn left and drive 2.4 miles. Turn right on SW Bowerman Drive into the NIKE World Headquarters (WHQ). Keep right at the entry and go directly to the parking structure. Follow posted signs to the Tiger Woods Conference Center, which is located directly ahead of the parking structure. Please note that the NIKE Campus is a non-smoking location and smoking is not permitted on NIKE property.

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NKE

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN TH ENCLOSED ENVELOPE.

Proxy — NIKE, INC.

CLASS B COMMON STOCK PROXY
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR THE 2019 ANNUAL MEETING OF SHAREHOLDERS
SEPTEMBER 19, 2019
The undersigned hereby appoints Mark G. Parker, Travis A. Knight and Michelle A. Peluso, and each of them, proxies with full power of substitution, to vote, as designated on the reverse side, on behalf of the undersigned, all shares of Class B Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of NIKE, Inc. on September 19, 2019, and any adjournments thereof, with all powers that the undersigned would possess if personally present. A majority of the proxies or substitutes present at the meeting may exercise all powers granted hereby.
THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED, BUT IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR FOR PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY COME BEFORE THE MEETING.
YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

THE PROXIES CANNOT VOTE THESE SHARES UNLESS YOU SIGN AND RETURN THIS CARD OR PROPERLY VOTE BY PHONE OR INTERNET.
.

C	Non-Voting Items

Change of Address — Please print new address below.